AS FILED WITH THE SEC ON ____________________.  REGISTRATION NO. 33-20083



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-1

                        POST-EFFECTIVE AMENDMENT NO. 12

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                 IN RESPECT OF

             THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT
                           (Exact Name of Registrant)


                C/O THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                751 BROAD STREET
                         NEWARK, NEW JERSEY 07102-3777
                                 (800) 778-2255
         (Address and telephone number of principal executive offices)

                            ----------------------

                               THOMAS C. CASTANO
                              ASSISTANT SECRETARY
                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                751 BROAD STREET
                         NEWARK, NEW JERSEY 07102-3777
                                 (800) 778-2255
           (Name, address, and telephone number of agent for service)


                                    Copy to:
                               JEFFREY C. MARTIN
                                 SHEA & GARDNER
                        1800 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20036

                           ----------------------

                             CROSS REFERENCE SHEET
                           (AS REQUIRED BY FORM S-1)

S-1 ITEM NUMBER AND CAPTION                   LOCATION
--------------------------------------        ---------------------------------
1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus.....................   Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus..............   Inside Front Cover

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges................................   Prospectus Cover; Summary; Risk
                                              Factors

4.  Use of Proceeds........................   Investment Policies; Current Real
                                              Estate-Related Investments;
                                              Management's Discussion and Analysis
                                              of Financial Condition and Results of
                                              Operations

5.  Determination of Offering Price........   Not Applicable

6.  Dilution...............................   Not Applicable

7.  Selling Security Holders...............   Not Applicable

8.  Plan of Distribution...................   Distribution of the Contracts

9.  Description of Securities to be
    Registered.............................   Prospectus Cover; General Information
                                              about The Prudential Insurance
                                              Company of America, The Prudential
                                              Variable Contract Real Property
                                              Account, The Prudential Variable
                                              Contract Real Property Partnership,
                                              and The Investment Manager; The Real
                                              Property Account's Unavailability to
                                              Certain Contracts; Valuation of
                                              Contract Owners' Participating
                                              Interests; Charges; Restrictions on
                                              Withdrawals; Restrictions on Contract
                                              Owners' Investment in the Real
                                              Property Account

10. Interests of Named Experts and
    Counsel................................   Not Applicable

11. Information With Respect to the
    Registrant.............................   General Information about The
                                              Prudential Insurance Company of
                                              America, The Prudential Variable
                                              Contract Real Property Account, The
                                              Prudential Variable Contract Real
                                              Property Partnership, and The
                                              Investment Manager; Investment
                                              Policies; Current Real Estate-Related
                                              Investments; Management's Discussion
                                              and Analysis of Financial Condition
                                              and Results of Operations; Per Share
                                              Investment Income and Capital
                                              Changes; Investment Restrictions;
                                              Conflicts of Interest; Valuation of
                                              Contract Owners' Participating
                                              Interests; Financial Statements;
                                              Litigation; State Regulation; Federal
                                              Income Tax Considerations
  12.  Disclosure of Commission
       Position on Indemni-fication for
       Securities Act Liabilities..........    Not Applicable

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

MAY 1, 1999

THE PRUDENTIAL
VARIABLE CONTRACT
REAL PROPERTY ACCOUNT



This prospectus is attached to two other prospectuses. The first describes either a variable annuity contract or a variable life insurance contract (the "Contract") issued by The Prudential Insurance Company of America ("Prudential"). The second prospectus describes several investment options available under that variable contract through the Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Series Fund consists of separate investment portfolios that are mutual funds, each with a different investment policy and objective.


This prospectus describes The Prudential Variable Contract Real Property Account (the "Real Property Account"), an additional available investment option. Although it is not a mutual fund, in many ways it is like a mutual fund.
Instead of holding a diversified portfolio of securities, such as stocks or bonds, it consists mainly of a portfolio of commercial and residential real properties.


Prudential determines the price of a "share" or, as we call it, a "participating interest" in this portfolio of properties, just as it does for the other investment options. It is based upon our best estimate of the fair market value of the properties and other assets held in this portfolio. The portion of your "Contract Fund" (the total amount invested under the Contract) that you allocate to this investment option will change daily in value, up or down, as the fair market value of these real properties and other assets change.


The risks of investing in real property are different from the risks of investing in mutual funds. See RISK FACTORS, page 3. Also, your ability to withdraw or transfer your investment in this option is not as freely available as it is for the other investment options. See RESTRICTIONS ON WITHDRAWALS, page 18.


PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.


THE SECURITIES AND EXCHANGE COMMISSION ("SEC") MAINTAINS A WEB SITE (HTTP://WWW.SEC.GOV) THAT CONTAINS MATERIAL INCORPORATED BY REFERENCE AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SEC.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                               751 Broad Street
                         Newark, New Jersey 07102-3777
                           Telephone: (800) 778-2255

                              PROSPECTUS CONTENTS

                                                                           Page
PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS...........  1

SUMMARY....................................................................  2
 Investment of The Real Property Account Assets............................  2
 Investment Objectives.....................................................  2
 Risk Factors..............................................................  2
 Charges...................................................................  3
 Availability to Prudential Contracts......................................  3

GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE
PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE
CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER.............  3
 The Prudential Insurance Company of America...............................  3
 The Prudential Variable Contract Real Property Account....................  4
 The Prudential Variable Contract Real Property Partnership................  4
 The Investment Manager....................................................  5

INVESTMENT POLICIES........................................................  6
 Overview..................................................................  6
 Investment in Direct Ownership Interests in Real Estate...................  6
 Investments in Mortgage Loans.............................................  7
 Investments in Sale-Leasebacks............................................  8
 General Investment and Operating Policies.................................  9

CURRENT REAL ESTATE-RELATED INVESTMENTS.................................... 10
 Properties................................................................ 10

RISK FACTORS............................................................... 11
 Liquidity of Investments.................................................. 11
 General Risks of Real Property Investments................................ 11
 Reliance on The Partners and The Investment Manager....................... 12

INVESTMENT RESTRICTIONS.................................................... 13

CONFLICTS OF INTEREST...................................................... 13

THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS............ 15

VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS...................... 16

BORROWING BY THE PARTNERSHIP............................................... 17

CHARGES.................................................................... 17

RESTRICTIONS ON WITHDRAWALS................................................ 18

RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT... 19

FEDERAL INCOME TAX CONSIDERATIONS.......................................... 19

DISTRIBUTION OF THE CONTRACTS.............................................. 19

STATE REGULATION........................................................... 19

ADDITIONAL INFORMATION..................................................... 20

EXPERTS.................................................................... 20

LITIGATION................................................................. 20

YEAR 2000 COMPLIANCE....................................................... 20

REPORTS TO CONTRACT OWNERS................................................. 22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.................................................. 22

FINANCIAL STATEMENTS....................................................... 28

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
ACCOUNT.................................................................... A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY
PARTNERSHIP................................................................ B1

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
       PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS
                (FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)


THE FOLLOWING INFORMATION ON PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS HAS BEEN PROVIDED FOR YOUR INFORMATION. THIS PAGE SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP INCLUDED IN THIS PROSPECTUS.

                                                              01/01/98     01/01/97    01/01/96     01/01/95    01/01/94
                                                                TO           TO          TO           TO          TO
                                                              12/31/98     12/31/97    12/31/96     12/31/95    12/31/94
                                                             ----------     --------    --------     --------    --------
Revenue from real estate and improvements                      $  2.0739    $ 1.8216     $1.9173      $1.6387     $1.2754
Income from interest in properties                             $  0.0028    $ 0.0367     $0.0510      $0.0527     $0.1838
Interest on mortgage loans                                     $  0.0000    $ 0.0000     $0.0000      $0.0000     $0.0082
Dividend income from real estate investment trusts             $  0.0565    $ 0.0134     $0.0000      $0.0000     $0.0000
Interest on short-term investments                             $  0.1594    $ 0.1946     $0.1795      $0.2199     $0.1226
                                                               ---------    --------     -------      -------     -------

TOTAL INVESTMENT INCOME                                        $  2.2926    $ 2.0663     $2.1478      $1.9113     $1.5900
                                                               ---------    --------     -------      -------     -------
Investment management fee                                      $  0.2448    $ 0.2229     $0.2097      $0.1936     $0.1786
Real estate taxes                                              $  0.2031    $ 0.1864     $0.1991      $0.1602     $0.1399
Administrative expense                                         $  0.1647    $ 0.1963     $0.1569      $0.1484     $0.1103
Operating expense                                              $  0.3437    $ 0.2782     $0.2442      $0.1546     $0.1332
Interest expense                                               $  0.0000    $ 0.0186     $0.0412      $0.0381     $0.0255
                                                               ---------    --------     -------      -------     -------
TOTAL INVESTMENT EXPENSES                                      $  0.9563    $ 0.9024     $0.8511      $0.6949     $0.5875
                                                               ---------    --------     -------      -------     -------
NET INVESTMENT INCOME                                          $  1.3363    $ 1.1639     $1.2967      $1.2164     $1.0025
                                                               ---------    --------     -------      -------     -------

Net gain (loss) realized on real estate investments sold       $  0.2575    $ 0.0258    ($0.1323)     $0.0000    ($0.0966)
Change in unrealized gain (loss) on investments sold           $  0.1472    $ 0.6903    ($0.2695)     $0.0581     $0.2169
                                                               ---------    --------     -------      -------     -------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS         $  0.4047    $ 0.7162    ($0.4018)     $0.0581     $0.1203
                                                               =========    ========     =======      =======     =======

Net change in share value                                      $  1.7410    $ 1.8800     $0.8949      $1.2745     $1.1228

Share value at beginning of period                             $ 18.5286    $16.6486    $15.7537     $14.4792    $13.3564
                                                               ---------    --------    --------     --------    --------
Share value at end of period                                   $ 20.2696    $18.5286    $16.6486     $15.7537    $14.4792
                                                               =========    ========    ========     ========    ========

Ratio of expenses to average net assets                            4.99%        5.16%       5.26%        4.62%       4.27%
Ratio of net investment income to average net assets               6.97%        6.66%       8.01%        8.08%       7.29%
Number of shares outstanding at end of period (000's)             11,848       11,848      11,848       12,037      12,241

ALL CALCULATIONS ARE BASED ON AVERAGE MONTH-END SHARES OUTSTANDING WHERE APPLICABLE.
PER SHARE INFORMATION PRESENTED HEREIN IS SHOWN ON A BASIS CONSISTENT WITH THE FINANCIAL STATEMENTS AS DISCUSSED IN NOTE 2G ON PAGE B10.




                               1 - Real Property

                                    SUMMARY

This Summary provides a brief overview of the more significant aspects of the Real Property Account. We provide further detail in the subsequent sections of this prospectus.


The Real Property Account is a separate account of Prudential created pursuant to New Jersey insurance law. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Prudential. Owners of certain variable life insurance and variable annuity contracts issued by Prudential may allocate a portion of their net premiums or purchase payments, or transfer a portion of their Contract Fund, to the Real Property Account. Values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Prudential, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.


INVESTMENT OF THE REAL PROPERTY ACCOUNT ASSETS

The Real Property Account assets are invested primarily in income-producing real estate through The Prudential Variable Contract Real Property Partnership (the "Partnership") which is a general partnership that was established by Prudential and two of its subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"). See THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP, page
4. Prudential is the investment manager of the Partnership. See THE INVESTMENT MANAGER, page 5. The Partnership invests at least 65% of its assets in direct ownership interests in:


1. income-producing real estate;

2. participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and

3. real property sale-leasebacks negotiated by Prudential on behalf of the Partnership.

The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership's assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.


INVESTMENT OBJECTIVES

The investment objectives of the Partnership are to:


      1. preserve and protect the Partnership's capital;

      2. compound income by reinvesting  investment cash flow; and

      3. over time, increase the income amount through appreciation in the value of permitted investments and, to a lesser extent, through mortgage loans and sale-leaseback transactions.

There is no assurance that the Partnership's objectives will be attained. See INVESTMENT POLICIES, page 6.


RISK FACTORS

Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS, page 11. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition. Many of the Partnership's real estate investments will not be quickly convertible into cash. Therefore, the Real Property Account should be viewed as a long-term investment. See RESTRICTIONS ON WITHDRAWALS, page 18.


                                2 - Real Property

Prudential has taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see LIQUIDITY OF INVESTMENTS, page 11. Prudential's management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from affiliates. See CONFLICTS OF INTEREST, page 13.


CHARGES

Prudential charges the Partnership a daily investment management fee which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates Prudential for providing certain accounting and administrative services. See CHARGES, page 17. The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners. You should read the Contract prospectus for a description of those charges.


AVAILABILITY TO PRUDENTIAL CONTRACTS

The Real Property Account is currently available to purchasers of Prudential's VARIABLE INVESTMENT PLAN/R/ Contracts, The Prudential's DISCOVERY/R/ Plus Contracts, The Prudential's Variable APPRECIABLE LIFE/R/ Insurance Contracts, and The Prudential's Custom VAL/SM/ Life Insurance Contracts. It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS, page 15. For example, a VARIABLE APPRECIABLE LIFE Contract owner who elects to invest part of his or her net premiums in The Prudential Variable Appreciable Account and part in the Real Property Account will be subject to the same (1) monthly sales load charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales load charges without regard to what portion is invested in The Prudential Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

THIS PROSPECTUS MAY ONLY BE OFFERED IN JURISDICTIONS IN WHICH THE OFFERING IS LAWFUL. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.


   GENERAL INFORMATION ABOUT THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE
         CONTRACT REAL PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

The Prudential Insurance Company of America ("Prudential") is a mutual insurance company, founded in 1875 under the laws of the State of New Jersey. Prudential is currently considering reorganizing itself into a publicly traded stock company through a process known as "demutualization." On February 10, 1998, the Company's Board of Directors authorized management to take the preliminary steps necessary to allow the Company to demutualize. On July 1, 1998, legislation was enacted in New Jersey that would permit this conversion to occur and that specified the process for conversion. Demutualization is a complex process involving development of a plan of reorganization, adoption of a plan by the Company's Board of Directors, a public hearing, voting by qualified policyholders and regulatory approval, all of which could take two or more years to complete. Prudential's management and Board of Directors have not yet determined to demutualize and it is possible that, after careful review, Prudential could decide not to go public.



                               3 - Real Property

The plan of reorganization, which hasn't been developed and approved, would provide the criteria for determining eligibility and the methodology for allocating shares or other consideration to those who would be eligible. Generally, the amount of shares or other consideration eligible customers would receive would be based on a number of factors, including the types, amounts and issue years of the customer's policies. As a general rule, owners of Prudential-issued insurance policies and annuity contracts would be eligible, while mutual fund customers and customers of the Company's subsidiaries would not be. It has not yet been determined whether any exceptions to that general rule will be made with respect to policyholders and contract owners of Prudential's subsidiaries.

Prudential is licensed to sell life insurance and annuities in the District of Columbia, Guam, the U.S. Virgin Islands and in all states. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.


PRUDENTIAL'S CONSOLIDATED FINANCIAL STATEMENTS APPEAR IN EITHER THE ATTACHED CONTRACT PROSPECTUS OR IN THE STATEMENT OF ADDITIONAL INFORMATION FOR THE CONTRACT PROSPECTUS, WHICH IS AVAILABLE UPON REQUEST.


THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT

The Prudential Variable Contract Real Property Account (the "Real Property Account") was established on November 20, 1986 under New Jersey law as a separate investment account. The account meets the definition of a "separate account" under the federal securities laws. The Real Property Account holds assets that are separated from all of Prudential's other assets. The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.

The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Prudential. Prudential is also the legal owner of the Real Property Account assets. Prudential will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities which arise from any other business that Prudential conducts. In addition to these assets, the Real Property Account's assets may include funds contributed by Prudential, and reflect any accumulations of the charges Prudential makes against the Real Property Account. See VALUATION OF CONTRACT OWNER'S PARTICIPATING INTERESTS, Page 16.

Prudential will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account. Prudential may withdraw or redeem its investment in the Real Property Account at any time. We will not make any such redemption if it will have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular basis.

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Prudential. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Prudential. The Board of Directors and officers of Prudential are responsible for the management of the Real Property Account. No salaries of Prudential personnel are paid by the Real Property Account. Information regarding the directors and officers of Prudential is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.


THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

All amounts allocated to the Real Property Account are invested through The Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law on April 29, 1988. The only partners in the Partnership (collectively, the "Partners") are Prudential and two of its subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"). The Partnership was established so the assets allocated to the real estate investment options under variable life insurance and variable annuity contracts issued by these three companies could be invested in a commingled pool. This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company. All amounts allocated to the Real Property Account are


                               4 - Real Property
contributed by Prudential to the Partnership. Prudential's general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its prospective proportionate share of all income, gains, and losses of the Partnership.

The Partnership assets are valued on each business day. The value of each Partner's interest will fluctuate with the investment performance of the Partnership. In addition, the Partners' interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Prudential will contribute that amount to the Partnership as a capital contribution. It will correspondingly increase the Real Property Account's interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments. For more information on how the value of your interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 16.

Contract owners have no voting rights with respect to the Partnership operations. The financial statements of the Partnership begin on page B1.


THE INVESTMENT MANAGER

The Partnership has retained Prudential to act as investment manager of the Partnership. Prudential, on behalf of its general account and separate accounts, is one of the largest real estate investors in North America.


Currently, Prudential directly and through affiliates invests in and manages real estate equities and mortgages for its general account and for several separate accounts. Prudential and its affiliates also participate in real estate ventures through public and private partnerships. As of December 31, 1998, Prudential owned or controlled $15.1 billion of net domestic real estate mortgages and equities of which $3.4 billion is in the general account and $11.7 billion is in separate accounts and managed by its subsidiaries. Statement value for general account assets is recorded at depreciated cost and for separate account assets at market value. For a discussion of how the Partnership's real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 16.

Prudential has organized its real estate activities into separate business units within Prudential's Private Asset Management Group. Prudential Real Estate Investors (PREI) is the unit responsible for the investments of the Real Property Partnership. Currently, PREI's investment staff is separate and distinct from the staff handling Prudential's general account real estate activities although Prudential may, in the near future, consolidate many of the general account investment management activities under PREI.


PREI provides investment management services on a domestic basis and also acts as part of a global team providing these services to institutional investors worldwide. PREI is headquartered in Parsippany, New Jersey and has 4 field offices across the United States. As of December 31, 1998, PREI had under management approximately 13.2 million net rentable square feet of office real estate, 16.4 million net rentable square feet of industrial real estate, 10.4 million net rentable square feet of retail real estate, 4,868 hotel rooms and 17,358 multifamily residential units.


Various divisions of Prudential, such as the general account real estate operation and the general account mortgage operation, may provide PREI with services that may be required in connection with the Partnership's investment management agreement. The mortgage operation currently manages a portfolio of mortgage loans totaling approximately $53.3 billion.



                                5 - Real Property

                              INVESTMENT POLICIES

OVERVIEW

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate, participating mortgage loans originated for the Partnership, and real property sale-leasebacks negotiated by Prudential on behalf of the Partnership. It is expected that the largest portion of these real estate investments will be in direct ownership interests (including fee interests, leaseholds interests, and interests in entities holding such interests) in income-producing real estate. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will ordinarily be held in cash or invested in liquid instruments and securities, although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements, for example. The remainder of the partnership assets may be invested in other types of real estate-related investments, including non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.


INVESTMENT IN DIRECT OWNERSHIP INTERESTS IN REAL ESTATE

ACQUISITION. The Partnership's principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and Los Angeles, California. A field office or an affiliate of Prudential supervises the management of properties in all of Prudential's accounts.

Proposals to acquire properties for the Partnership are usually originated by a field office. They are reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Finance Committee of the Board of Directors of Prudential.

Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location. The Partnership's investments will be maintained to meet the Internal Revenue Code diversification requirements. See GENERAL INVESTMENT AND OPERATING POLICIES, page 9.

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses. To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing. The Partnership may purchase real property from Prudential or its affiliates under certain conditions. See CONFLICTS OF INTEREST, page 13.

The property acquired by the Partnership is usually real estate which is ready for use. Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate. From time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership's objectives. The Partnership will then be subject to those risks.

The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests. These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.

PROPERTY MANAGEMENT AND LEASING SERVICES. The Partnership usually retains a management company operating in the area of a property to perform local property management services. A field office or other affiliate of Prudential



                                6 - Real Property
will usually: (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for: (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The local management company fees will reduce the cash flow from the property to the Partnership.

The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services for the property. When the property management company is qualified to handle leasing, it may also be hired to provide leasing services. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.

Prudential may, on behalf of the Partnership, hire an affiliate to perform property management or leasing services. The affiliate's services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area. See CONFLICTS OF INTEREST, page 13.

Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property. It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property. The approval of an officer of PREI is required. The field office will also periodically report the operating performance of the property to PREI.


INVESTMENTS IN MORTGAGE LOANS


TYPES OF MORTGAGE LOANS

The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a "participation" (as defined below). The Partnership will not make mortgage loans to Prudential affiliates.

The Partnership intends to give mortgage loans on: (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3)residential properties (such as garden apartment complexes and high-rise apartment buildings). These loans are usually secured by properties with income-producing potential based on historical or projected data. Usually, they are not personal obligations of the borrower and are not insured or guaranteed.

1. FIRST MORTGAGE LOANS. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. These loans may provide for interest-only payments and a balloon payment at maturity.

2. WRAPAROUND MORTGAGE LOANS. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities. A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan. The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property which secures the loan.

3. JUNIOR MORTGAGE LOANS. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages which are subordinate to one or more prior liens on the real property. They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior

                                7 - Real Property
mortgages. Recourse on such loans will include the real property encumbered by the Partnership's mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4. PARTICIPATIONS. The Partnership may make mortgage loans which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "participation") in the economic benefits of the underlying property. The Partnership would receive a percentage of: (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property. These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan. When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case. It is expected that the Partnership will be entitled to percentage participations when the gross or net revenues from the property operations exceed a certain base amount. This base amount may be adjusted if real estate taxes or similar charges are increased. The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on: (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer;
(3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.

The Partnership intends to use this additional interest as a hedge against inflation. It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and there should be a corresponding increase in the property value. There is no assurance that additional interest or increased property values will be received. In that event, the Partnership will be entitled to receive only the fixed portion of its return.

STANDARDS FOR MORTGAGE LOAN INVESTMENTS

In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

DEALING WITH OUTSTANDING LOANS

The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership's investment objectives. The investment manager may also: (1) extend the maturity of any mortgage loan made by the Partnership; (2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.


INVESTMENTS IN SALE-LEASEBACKS

A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("leasebacks"). In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long periods and may provide for increasing payments from the lessee.


                                8 - Real Property

Under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance. In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events). The Partnership may invest in leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien. In those situations, the Partnership's leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.


GENERAL INVESTMENT AND OPERATING POLICIES

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or leasebacks in order to make short-term profits from their sale. Although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership. The Partnership may dispose of its investments whenever necessary to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise. The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners or to Prudential to return its equity interests pursuant to this prospectus. The proceeds will be reinvested in investments consistent with the Partnership's investment objectives and policies.

In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager's analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all the properties it owns, and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers. Each appraisal will be maintained in the Partnership records for at least five years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.


The Partnership usually purchases properties on an unleveraged basis. The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 80% of the property value. Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives. When the Partnership mortgages its properties, it bears the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP, page 17.


The Partnership may also invest a portion of its assets in non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.

The Partnership's investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment;
(2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and
(4) no more than 90% of the assets will be invested in any four investments.

                                9 - Real Property

All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership's gross assets, as of the prior fiscal year end.

In managing the assets of the Partnership, Prudential will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. Prudential will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.

Property management services are usually required for the Partnership's investments in properties which are owned and operated by the Partnership but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. Prudential may engage, on behalf of the Partnership, affiliated or unaffiliated entities to provide these additional services to the Partnership. Prudential may engage its affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST, page 13.

Prudential will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940. This requires monitoring the proportion of the Partnership's assets to be placed in various investments.


                    CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the "Pruco Life Account"), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

PROPERTIES

The Partnership owns the following properties as of December 31, 1998.


1.  OFFICE PROPERTIES

    The Partnership owns office properties in Lisle and Oakbrook Terrace, IL; Morristown, NJ; Nashville and Brentwood, TN; and Beaverton, OR. Total square footage owned is approximately 567,000 of which 97% or 549,000 square feet are leased between 1 and 10 years.


2.  APARTMENT COMPLEXES

    The Partnership owns apartment complexes in Atlanta, GA and Raleigh, NC. There are a total of 490 apartment units available of which 95% or 463 units are leased. Lease agreements range from month to month to one year.


3.  RETAIL PROPERTY

    The Partnership owns a shopping center in Roswell, GA. The property is located approximately 22 miles north of downtown Atlanta on a 30 acre site. The square footage is approximately 297,000 of which 98% or 289,000 square feet is leased between 1 and 11 years.


4.  INDUSTRIAL PROPERTIES

    The Partnership owns warehouses and distribution centers in Bolingbrook, IL; Aurora, CO; and Salt Lake City, UT. Total square footage owned is approximately 685,000 of which 60% or 413,719 square feet are leased between 2 and 6 years.


5.  INVESTMENT IN REAL ESTATE TRUST

    The Partnership owns 506,894 shares of Meridian Industrial Trust, Inc. Meridian is a self-administered and self-managed equity real estate investment trust (REIT) engaged in owning, operating, and leasing high quality, modern industrial properties nationwide.


                                10 - Real Property

                                  RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account. These include valuation risks, (see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 16), certain conflicts of interest, (see CONFLICTS OF INTEREST, page 13), as well as the following risks:


LIQUIDITY OF INVESTMENTS


Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold approximately 10% of its assets in cash and invested in liquid securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account.
Such withdrawals would be made in order to meet requested or required payments under the Contracts. The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP, page 17.

Prudential has taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.


GENERAL RISKS OF REAL PROPERTY INVESTMENTS

By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments. These include:

1. RISKS OF OWNERSHIP OF REAL PROPERTIES. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars) which are either uninsurable or not economically insurable.

2. RISKS OF MORTGAGE LOAN INVESTMENTS. The Partnership's mortgage loan investments will be subject to the risk of default by the borrowers. In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower's ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers. The Partnership will only rely on the value of the underlying property for its security. Mechanics', materialmen's, government, and other liens may have or obtain priority over the Partnership's security interest in the property.

In addition, the Partnership's mortgage loan investments will be subject to prepayment risks. If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior


                                11 - Real Property
mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion which the amount of the mortgage loan bears to the fair market value of the real estate increases. The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.

Mortgage loans made by the Partnership may be subject to state usury laws. These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

3. RISKS WITH PARTICIPATIONS. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate, the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. State laws may limit participations. In the event of the borrower's bankruptcy, it is possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower's debts. The Partnership will structure its participations to avoid being characterized as a partner or joint venturer with the borrower.

4. RISKS WITH SALE-LEASEBACK TRANSACTIONS. Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party. The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The tenants' leases may have shorter terms than the leaseback. Therefore, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions.
However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore rely for its security on the value of the land and improvements. When the Partnership's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains participations in connection with its leasebacks.


RELIANCE ON THE PARTNERS AND THE INVESTMENT MANAGER

You do not have a vote in determining the policies of the Partnership or the Real Property Account. You also have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace Prudential as the investment manager, it should be noted that Pruco Life is a direct wholly-owned subsidiary of Prudential, and Pruco Life of New Jersey is an indirect


                                12 - Real Property
wholly-owned subsidiary of Prudential.

The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST, page 13. There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest. Competition may result in increased costs of suitable investments.

Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments which may be acquired by the Partnership. You must depend upon the ability of the investment manager to select investments.


                            INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:


1. Make any investments not related to real estate, other than liquid instruments and securities.

2.  Engage in underwriting of securities issued by others.

3.  Invest in securities issued by any investment company.

4.  Sell securities short.

5. Purchase or sell oil, gas, or other mineral exploration or development programs.

6. Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

7. Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey, their affiliates, or any investment program sponsored by such parties.


8. Borrow more than 33 1/3% (pursuant to California state requirements) of the value of the assets of the Partnership (based upon periodic valuations and appraisals). See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 16.


                             CONFLICTS OF INTEREST

Prudential, as the investment manager, will be subject to various conflicts of interest in managing the Partnership. Prudential invests in real estate equities and mortgages for its own general account and for third parties, including through separate accounts, established for the benefit of qualified pension and profit-sharing plans. Prudential also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential and its affiliates may engage in business activities which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential or its affiliates.

The conflicts involved in managing the Partnership include:

1. LACK OF INDEPENDENT NEGOTIATIONS BETWEEN THE PARTNERSHIP AND PRUDENTIAL. All agreements and arrangements relating to compensation between the Partnership and Prudential or any affiliate of Prudential will not be the result of arm's-length negotiations.

2. COMPETITION BY THE PARTNERSHIP WITH PRUDENTIAL'S AFFILIATES FOR ACQUISITION AND DISPOSITION OF INVESTMENTS. Prudential and its affiliates are involved in numerous real estate investment activities for Prudential's general account, its separate accounts, and other entities. They may involve investment policies comparable to the Partnership's and may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership. In short,


                                13 - Real Property
existing or future real estate investment accounts or entities managed or advised by Prudential or its affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential and its affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.

Prudential and its affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above. If investment accounts or entities managed by Prudential or its affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. The Investment Allocation Procedure ("IAP") has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by Prudential Real Estate Investors ("PREI"). The IAP is administered by an Allocation Committee composed of the Managing Directors, Portfolio Management. Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI ("CEO"). Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account's interest in the opportunity. Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity's conformity with an account's investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment; (4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the timing of the investment opportunity; (7) an account's prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.

If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either (i) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee. If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO's approval) permit the sharing of the investment among accounts which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

3. COMPETITION WITH THE PARTNERSHIP FROM AFFILIATES FOR THE TIME AND SERVICES OF COMMON OFFICERS, DIRECTORS, AND MANAGEMENT PERSONNEL. As noted above, Prudential and its affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of Prudential and its affiliates who will be involved in performing services for the Partnership have competing demands on their time. Conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors and officers of Prudential and affiliates will determine how much time will be devoted to the Partnership affairs. Prudential believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.

4. COMPETITIVE PROPERTIES. Some properties of affiliates may be competitive with Partnership properties. Among other things, the properties could be in competition with the Partnership's properties for prospective tenants.

5. LESSEE POSITION. It is possible that Prudential or its affiliates may be a lessee in one or more of the properties owned by the Partnership. The terms of such a lease will be competitive with leases with non-affiliated third parties. The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.


                                14 - Real Property

6. USE OF AFFILIATES TO PERFORM ADDITIONAL SERVICES FOR THE PARTNERSHIP. The Partnership may engage Prudential affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7. JOINT VENTURES WITH AFFILIATES. The Partnership may enter into investments through joint ventures with Prudential, its affiliates, or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership's investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment. If this happens, it is possible that in the future the joint venture partners would no longer be affiliated. In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment. The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase.

If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present. These risks include risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.

8. PURCHASE OF REAL PROPERTY FROM PRUDENTIAL OR AFFILIATES. The Partnership may acquire properties owned by Prudential or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership's acquisition of real property from Prudential or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership; and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.


        THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS

Prudential has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Prudential Contracts that are purchased in connection with (1) IRAs; (2) tax deferred annuities subject to Section 403(b) of the Code;
(3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Prudential is able to comply with state insurance law requirements that policy loans be made available to Contract owners.


                                15 - Real Property

             VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS

A Contract owner's interest in the Real Property Account will initially be the amount they allocated to the Real Property Account. Thereafter, that value will change daily. The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract's subaccount. Some of the charges will be made: (1) daily; (2) on the Contract's monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization. Periodically Prudential will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership's liquid instruments and securities, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership.
See CHARGES, page 17.

The Partnership may invest in various liquid securities and instruments. These investments will generally be carried at their market value as determine by a valuation method which the Partners deem appropriate for the particular type of liquid security or instrument.

The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, Prudential will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually. At least every three months, Prudential will review each property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, Prudential will prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each property and other real estate-related investments owned by the Partnership. Each day Prudential will add to the value of the assets, as determined above, a proportionate part of the estimated net operating income for the month. In effect, Prudential will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the "daily accrued receivable"). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("actual net operating income"). Such actual net operating income will be recognized on the books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every three months, Prudential will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. Prudential follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an


                               16 - Real Property
intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.

Prudential may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment. For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of Prudential. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected. All adjustments made to the valuation of the Partnership's investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.

The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership's investments. Changes in the method of valuation could result in a change in the Contract Fund values which may have either an adverse or beneficial effect on Contract owners. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.


                          BORROWING BY THE PARTNERSHIP

The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements and the leveraging of currently-owned property to buy new property, subject to a maximum debt to value ratio of 33 1/3% (pursuant to California state requirements) based on the aggregate value of all Partnership assets. The Partnership will bear the cost of all such borrowings. The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 80% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS, page 16). Increasing the Partnership's assets through leveraged investments would increase the compensation paid to Prudential since its investment management fee is a percentage of the Partnership's gross assets. Any borrowing by the Partnership would increase the Partnership's risk of loss. It could also inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of its investments.


                                    CHARGES

Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting



                              17 - Real Property
fees. After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets. Some of these operating expenses represent reimbursement of Prudential for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. Prudential charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST, page 13. In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.

As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Prudential will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges. Aside from the charges to the Contracts, Prudential does not charge the Real Property Account for the expenses involved in the Real Property Account's operation. The Real Property Account will, however, bear its proportionate share of the charges made to the Partnership as described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Prudential. Prudential is currently not charging the Real
Property Account for company federal income taxes.   Prudential may make such a
charge in the future.

Under current laws Prudential may incur state and local taxes (in addition to premium taxes) in several states. At present, Prudential does not charge these taxes against the Contracts or the Real Property Account, but Prudential may decide to charge the Real Property Account for such taxes in the future.


                          RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts. Prudential reserves the right to restrict transfers into or out of the Real Property Account. Apart from the limitations on transfers out of the Real Property Account described below, Prudential will only restrict transfers out of the Real Property Account if there is insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Prudential will pay any death benefit, cash surrender value, withdrawal or loan proceeds within seven days after receipt at a Prudential Home Office of all the documents required for such a payment. Other than the death benefit, which is determined as of the date of death for life insurance products, the amount will be determined as of the date of receipt of the request.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required. If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Prudential will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the liquid instruments and securities it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 33 1/3% (pursuant to California state requirements) of the value of the Partnership's assets. See BORROWING BY THE PARTNERSHIP, page 17. If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Prudential may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

                                18 - Real Property

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:15 p.m. Eastern time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

    RESTRICTIONS ON CONTRACT OWNERS' INVESTMENT IN THE REAL PROPERTY ACCOUNT


As explained earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process. Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Prudential reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account. Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.


                       FEDERAL INCOME TAX CONSIDERATIONS

The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected. Prudential believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See GENERAL INVESTMENT AND OPERATING POLICIES, page 9. Prudential urges you to consult a qualified tax adviser.

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Prudential, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Prudential. No charge is currently being made to the Real Property Account for company federal income taxes. We may make such a charge in the future, see CHARGES, page 17.


                         DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, an indirect, wholly-owned subsidiary of Prudential, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.


                                STATE REGULATION

Prudential is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Prudential is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.


                                19 - Real Property

In addition to the annual statements referred to above, Prudential is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.


                             ADDITIONAL INFORMATION

Prudential has filed a registration statement with the SEC under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. All reports and information filed by Prudential can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; Northeastern Regional Office SEC, 7 World Trade Center, Suite 1300, New York, NY 10048.

The Securities and Exchange Commission ("SEC") maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Further information may also be obtained from Prudential. The address and telephone number are on the cover of this prospectus.


                                    EXPERTS

The financial statements of The Partnership as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the financial statements of the Real Property Account as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 1177 Avenue of the Americas, New York, New York 10036.


                                   LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership. Information about several actions brought against Prudential is included in the attached prospectus for the variable contract.

                              YEAR 2000 COMPLIANCE

The services provided to you as a purchaser of a Prudential variable annuity contract and/or variable life insurance contract depend on the smooth functioning of numerous computer systems. Many computer systems in use today are programmed to recognize only the last two digits of a date as the year. As a result, any systems using this kind of programming can not distinguish a date using "00" and may treat it as "1900" instead of "2000." This problem may impact computer systems that store business information, but it could also affect other equipment used in our business like telephone, fax machines and elevators. If this problem is not corrected, the "Year 2000" issue could affect the accuracy and integrity of business records. Prudential's regular business operations could be interrupted as well as those of other companies that deal
                                --
with us.

In addition, the operations of the mutual funds associated with Prudential variable annuity contracts and variable life insurance contracts could experience problems resulting from the Year 2000 issue. Please refer to the respective mutual fund's prospectus for information regarding their approach to Year 2000 concerns. The following describes Prudential's effort to address Year 2000 concerns.

To address this potential problem Prudential organized its Year 2000 efforts around the following three areas:


                                20 - Real Property

 .    BUSINESS SYSTEMS - Computer programs directly used to support our business;
     ----------------
 .    INFRASTRUCTURE - Computers and other business equipment like telephones and
     --------------
     fax machines; and
 .    BUSINESS PARTNERS - Year 2000 readiness of essential business
     -----------------
     partners.


BUSINESS SYSTEMS.  The business systems component includes a wide range of
-----------------
computer programs that directly support Prudential's business operations including systems for: insurance product processing, securities trading, personnel record keeping and general accounting systems. All business systems were analyzed to determine whether each computer program with a Year 2000 problem should be retired, replaced or renovated. The majority of this work has been completed. A few remaining programs are currently being tested and completion of this process is expected by June 1999.


INFRASTRUCTURE.  As with business applications, we established a specific
---------------
methodology and process for addressing infrastructure issues. The infrastructure effort includes mainframe computer system hardware and operating system software, mid-range systems and servers, telecommunications equipment and systems, buildings and facilities systems, personal computers, and vendor hardware and software. Other than desktop systems, substantially all other infrastructure systems have been tested. Presently a small number of midrange computers, and building and facility systems are still in the testing phase. We expect to have the infrastructure implementation process completed by June 1999.



BUSINESS PARTNERS.  Prudential recognizes the importance of determining the Year
------------------
2000 readiness of external business relationships especially those that involve electronic data transfer products and services, and products that impact our essential business processes. Prudential first classified each business partner as "highly critical" or "less critical" to our business and then began to develop risk assessment and contingency plans to address the potential that a business partner could experience a Year 2000 failure. All highly critical business partner relationships have been assessed and contingency planning is completed. Risk assessment and contingency planning continues for less critical business partners, and the target completion date for these relationships is June 1999.


Prudential believes that the Business Systems, Infrastructure and Business Partners components of the Year 2000 project are substantially on schedule. A small number of the projects may not meet their targeted completion date. However, Prudential expects that these projects will be completed by September, 1999. If there are any delays, they should not have a significant impact on the timing of the project as a whole.


THE COST OF YEAR 2000 READINESS

Prudential is funding the Year 2000 program from internal operating budgets, and estimates that its total costs to address the Year 2000 issue will total approximately $220 million. Because these expenses were part of the operating budget, they did not impact the management of variable annuity or variable life insurance contracts. During the course of the Year 2000 program, some optional computer projects have been delayed, but these delays have not had any material effect on variable annuity or variable life insurance contracts.


YEAR 2000 RISKS AND CONTINGENCY PLANNING

Prudential believes that it is well positioned to lessen the impact of the Year 2000 problem. However, given the nature of this issue, we can not be 100% certain that we are completely prepared, particularly because we can not be certain of Year 2000 readiness of third parties. As a result, we are unable to determine at this time whether the consequences of Year 2000 failures may have a material adverse effect on the results of Prudential's operations, liquidity or financial condition. In the worst case, it is possible that a Year 2000 technology failure, whether internal or external, could have a material impact on Prudential's results of operations, liquidity, or financial position. If Prudential is unable to address the Year 2000 problem, we may have difficulty in responding to your incoming phone calls, calculating your unit values or processing withdrawals and purchase payments. It is also possible that the mutual funds associated with Prudential variable annuity contracts and variable life insurance contracts will be unable to value their securities, in turn creating difficulties in purchasing or selling shares of the respective mutual fund and calculating corresponding unit asset values. The objective of Prudential's Year 2000 program has been to reduce these risks as much as possible.


Most of the operations of Prudential variable annuity contracts and variable life insurance contracts involve such a large number of individual transactions that they can only be handled with the help of computers. As a result, our

                                21 - Real Property
current contingency plans include responses to the failure of specific business programs or infrastructure components. However, our contingency responses are now being reviewed and we expect to finalize them by June, 1999 to ensure that they are workable under the special conditions of a Year 2000 failure. Prudential believes that with the completion of its Year 2000 program as scheduled, the possibility of significant interruptions of normal operations will be reduced.

                            REPORTS TO CONTRACT OWNERS

If you allocate a portion of your Contract Fund to the Real Property Account, Prudential will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

All of the assets of the Real Property Account are invested in the Partnership. Correspondingly, the liquidity, capital resources and results of operations for the Real Property Account are contingent upon the Partnership. Therefore, all of management's discussion of these items is at the Partnership level. The partners in the Partnership are The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (collectively, the "Partners").


The following analysis of the liquidity and capital resources and results of operations of the Partnership should be read in conjunction with the audited financial statements and the accompanying footnotes and other financial information included elsewhere herein.


LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1998, the Partnership's liquid assets consisting of cash, cash equivalents and marketable securities were $73.5 million, an increase of $46.7 million from December 31, 1997. This increase was due to net proceeds from the sales of the Partnership's industrial property located in Pomona, CA and an apartment complex located in Farmington Hills, MI. In addition, continuing operations from the Partnership's investment properties contributed $20.6 million to cash during 1998. Sources of liquidity include net cash flow from property operations, interest from short-term investments, and dividends from REIT shares.


The Partnership generally holds approximately 10% of its assets in cash or invested in liquid instruments and securities, however, its investment policy allows up to 30% investment in cash and short-term obligations. At December 31, 1998, 30% of the Partnership's assets consisted of cash, cash equivalents and marketable securities.


Prudential has committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment are utilized for property acquisitions, and returned to Prudential on an ongoing basis from contract owners' net contributions and other available cash. The amount of the commitment is reduced by $10 million for every $100 million in current value net assets of the Partnership. As of December 31, 1998, Prudential's equity interest in the Partnership under this commitment was $51 million. At the present time, Prudential does not intend to make further contributions during the 1999 fiscal year.


The Partners made no withdrawals during 1998; however, on February 1, 1999, the Partners made a $30 million withdrawal from excess cash. Additional withdrawals may be made by the Partners during 1999 based upon the percentage of assets invested in short-term obligations, and taking into consideration anticipated cash needs of the Partnership including potential property acquisitions, property dispositions and capital expenditures. Management anticipates that its current liquid assets and ongoing cash flow from operations will satisfy the Partnership's needs over the next twelve months and the foreseeable future.


During 1998, the Partnership spent $5.7 million in capital expenditures for tenant alterations, and improvements in land and buildings. The majority of the capital expenditures were made to reconfigure the Lisle, IL office building for multi-tenant capability as it was previously occupied by a single tenant.



                              22 - Real Property

RESULTS OF OPERATIONS

The following is a brief discussion of the Partnership's results of operations for the years ended December 31, 1998, 1997 and 1996.


1998 VS. 1997

The following table presents a comparison of the Partnership's property results of operations, and realized and unrealized gains or losses by investment type, for the twelve months ended December 31, 1998 and December 31, 1997.

                                                        YEAR ENDED DECEMBER 31,
                                                      1998                    1997
                                              ------------------      ------------------

NET INVESTMENT INCOME:

Office properties                                    $ 7,269,613             $ 5,499,107
Apartment complexes                                    4,493,384               3,891,465
Retail property                                        2,702,234               2,856,357
Industrial properties                                  1,325,320               2,138,111
Income from interest in properties                        33,462                 435,296
Dividend income from real
  estate investment trust                                669,100                 158,184
Other (including interest income,
  investment management fee, etc.)                      (659,600)             (1,188,773)

                                              ------------------      ------------------
TOTAL NET INVESTMENT INCOME                          $15,833,513             $13,789,747
                                              ------------------      ------------------

                                                          YEAR ENDED DECEMBER 31,
                                                       1998                    1997
                                              ------------------      ------------------

REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:

Office properties                                    $ 3,034,542             $ 1,897,749
Apartment complexes                                    2,387,054               1,053,061
Retail property                                       (1,312,296)              1,109,099
Industrial properties                                  1,563,429               1,616,942
Interest in properties                                    91,538                 284,581
Real estate investment trust                            (969,156)              2,523,800
                                              ------------------      ------------------
TOTAL NET REALIZED AND UNREALIZED GAIN ON
 INVESTMENTS
                                                     $ 4,795,111             $ 8,485,232
                                              ------------------      ------------------

The Partnership's net investment income for 1998 was $15.8 million, an increase of $2.0 million from the prior year. This increase was primarily the result of increased revenues from real estate and improvements partially offset by increased operating expenses.


Revenue from real estate and improvements was $24.6 million in 1998, an increase of $3.0 million, or 13.9%, from 1997. This increase was primarily due to higher occupancy at the Lisle, IL office building and the Aurora, CO distribution center coupled with increased rental rates on other properties.


Interest on short-term investments decreased $0.4 million from 1997. This was primarily due to lower average cash and cash equivalent balances during 1998 compared to the prior year. Cash and cash equivalents through the third quarter of 1998 averaged approximately $30.0 million, but increased significantly in the last quarter of 1998 due to the sale of two properties in Pomona, CA and Farmington Hills, MI.

                              23 - Real Property

Property operating expenses increased $0.8 million, or 23.5%, from 1997. This increase was due primarily to a full year's operating costs (i.e. electricity, repair and maintenance, water, etc.) for one of the Brentwood, TN properties which was acquired in late 1997, in addition to operating expenses incurred by the Partnership on vacant properties.


Administrative expenses decreased $0.3 million or 16.1%. This decrease was due primarily to a reduction in legal expenses.


There was no interest expense during 1998 due to the Partnership's exercise of its purchase option under the capital lease obligation.


OFFICE PROPERTIES


In 1998, net investment income from property operations for the office
properties increased $1.8 million,  or 32.2%, from  prior year.   This increase
was primarily due to a full year's net investment income for one of the Brentwood, TN properties which was acquired in late 1997, as well as the leasing of vacant space in the Lisle, IL office property.


Office properties experienced a net unrealized gain of $3.0 million in 1998 due to improving office market conditions in most of the geographical areas where the Partnership has office properties, particularly, the Oakbrook Terrace, IL office property in suburban Chicago.


Occupancy at the Beaverton, OR; Oakbrook Terrace, IL; and Brentwood, TN properties remained at 100% as of December 31, 1997 while occupancy at the Lisle, IL office property increased from 37% to 96% at December 31, 1998. Occupancy at the Morristown, NJ property decreased from 99% to 86%.


APARTMENT COMPLEXES


Net investment income from property operations for the apartment complexes increased $0.6 million, or 15.5%, from 1997. The majority of this increase was due to increased rental rates at the Atlanta, GA apartment complex.


Holdings in the Partnership's two apartment complexes experienced a net unrealized gain of $0.6 million during 1998. The Atlanta, GA property was the largest contributor to the gain as it appreciated $0.4 million. The gain was attributable to increased rental rates at the property. The Raleigh, NC property experienced a net unrealized gain of $0.2 million due to increased occupancy rates. The Farmington Hills, MI property was sold on October 7, 1998 for a price of $16.9 million, which resulted in a realized gain of $1.7 million.


At the end of December 31, 1998, occupancy at the Atlanta, GA and Raleigh, NC apartment complex was 96% and 93%, respectively.


RETAIL PROPERTIES


In 1998, the retail center experienced a net unrealized loss of $1.3 million,
which is a reflection of lower rents.   Occupancy at the shopping center was 98%
at December 31, 1998, which was an increase of 2% from the prior year.


INDUSTRIAL PROPERTIES


Net investment income from property operations for the industrial properties decreased $0.8 million, or 38.0%, from 1997. The decrease was attributable to the sale of Pomona Industrial Park, which accounted for 82% of the decrease.


The three industrial properties experienced a net unrealized gain of $0.3 million during 1998. The Pomona, CA property was sold on December 17, 1998 for $21.4 million, which resulted in a realized gain of $1.2 million.


Occupancy at the Bolingbrook, IL property remained unchanged at 100%. Occupancy at the Salt Lake City, UT and Aurora, CO property increased to 33.6% and 46%, respectively from prior year.



                              24 - Real Property

REAL ESTATE INVESTMENT TRUST


On September 24, 1997 the Partnership acquired 506,894 shares of Meridian Industrial REIT. Dividend income from the REIT increased $0.5 million from 1997.


The Partnership held 506,894 shares of Meridian Industrial REIT throughout 1998. As of December 31, 1998, the REIT shares experienced an unrealized loss of $1.0 million. The Valuation Unit of Prudential applies a 3% discount to the market value of the REIT shares. This discount is applied because of the restriction which limits the number of shares that can be publicly traded during any six month period to 30% of the total shares originally acquired.


OTHER

Other net investment loss, which includes interest income from short-term investments, investment management fees, and expenses not related to property activities, narrowed by $0.5 million. The improved result was due to increased investment management fee in addition to a reduction in administrative expenses.



1997 VS. 1996

The following table presents a comparison of the Partnership's property results of operations, and realized and unrealized gains or losses by investment type, for the twelve months ended December 31, 1997 and December 31, 1996.

                                                     YEAR ENDED DECEMBER 31,
                                                  1997                     1996
                                        ---------------------     --------------------

NET INVESTMENT INCOME:

Office properties                                 $ 5,499,107            $   5,817,497
Apartment complexes                                 3,891,465                3,925,750
Retail property                                     2,856,357                3,129,390
Industrial properties                               2,138,111                3,188,769
Income from interest in properties                    435,296                  606,558
Dividend income from real
  estate investment trust                             158,184                        -
Other (including interest income,
  investment management fee, etc.)                 (1,188,773)              (1,248,446)

                                        ---------------------     --------------------
TOTAL NET INVESTMENT INCOME                       $13,789,747            $  15,419,518
                                        ---------------------     --------------------


REALIZED AND UNREALIZED GAIN
  ON INVESTMENTS:
Office properties                                 $ 1,897,749             ($ 1,654,344)
Apartment complexes                                 1,053,061                1,209,970
Retail property                                     1,109,099               (3,786,554)
Industrial properties                               1,616,942                 (553,655)
Interest in properties                                284,581                        -
Real estate investment trust                        2,523,800                        -
                                        ---------------------     --------------------
TOTAL NET REALIZED AND UNREALIZED GAIN
ON INVESTMENTS                                    $ 8,485,232             ($ 4,784,583)

                                        ---------------------     --------------------


The Partnership's net investment income for 1997 was $13.8 million, a decrease
of $1.6 million from 1996.   This decrease was primarily the result of market
conditions in the industrial properties.

                              25 - Real Property

Income from interest in properties relates to the Partnership's 50% co-investment in several warehouse properties (the unit warehouses). Income from this source was $0.4 million in 1997, a decrease of 28.2% from 1996. This decrease was attributable to the sale of the Partnership's interest in these properties on September 30, 1997.


Administrative expenses on the Statement of Operations include both those related to property operations and the administration of the Partnership. Property administrative expenses in 1997 were $2.0 million, an increase of $0.4
million, or 21.5%, from 1996.   This increase was primarily due to the
acquisition of three new properties as well as a full year of administrative expenses for a property acquired at the end of 1996. Administrative expenses related to the Partnership were $0.3 million in 1997, an increase of $0.1 million, or 49.7%, from 1996. Increased legal reserves relating to potential litigation contributed to the majority of the variance.


Property operating expenses for 1997 were $3.3 million, an increase of  $0.4
million, or 13.5%, from 1996.    This increase was primarily due to a full year
of ownership in 1997 of the office property in Beaverton, OR, and expenses incurred in 1997 for new acquisitions, such as, the industrial buildings in Salt Lake City, UT and Aurora, CO. Together these three properties contributed $0.3 million to the increased operating expenses. The acquisition of the office building in Brentwood, TN contributed $0.1 million to the increase.


OFFICE PROPERTIES

Net investment income from property operations for the office properties in 1997 was $5.5 million. This was a decrease of $0.3 million or 5.5% from 1996.


The office properties experienced a net unrealized gain of $1.9 million in 1997. The office property in Oakbrook Terrace, IL experienced the largest unrealized gain that was attributable to the improving office market conditions in suburban Chicago. In addition, the Morristown, NJ and Brentwood, TN office properties also experienced net unrealized gains of $0.5 million and $0.6 million, respectively.


The Partnership acquired a second office property in Brentwood, TN. The 97,378 square foot suburban office building was acquired on September 15, 1997 for $9.5 million. Occupancy at the time of acquisition, was at maximum capacity.


Occupancy at the Beaverton, OR; Oakbrook Terrace, IL; and Brentwood, TN properties remained unchanged from December 31, 1996 at 100%. Occupancy at the Morristown, NJ property increased from 93% to 100% while occupancy at the Lisle, IL office property dropped from 100% to 37% in 1997.


APARTMENT COMPLEXES

In 1997, net investment income from apartment property operations was $3.9 million which was unchanged from the prior year.


The three apartment communities experienced a net unrealized gain of $1.0 million during 1997. The Atlanta, GA property was the largest contributor to the gain as it appreciated $1.3 million. This gain was attributable to increased rental rates and occupancy at the property. The Raleigh, NC community had a net unrealized loss of $0.4 million due to the appraisal assumptions concerning above market rentals expiring and subsequently renewing at lower market rates.


Weighted average occupancy at the Partnership's residential communities increased from 93.1% to 94.3% from December 31, 1996. Occupancy at the Atlanta, GA and Farmington Hills, MI communities improved from 93% and 89%, respectively, as of December 31, 1996 to 99% and 93%, respectively, at year end 1997. Occupancy at the Raleigh, NC community decreased from 97% to 91% in 1997.


RETAIL PROPERTIES

Net investment income for the Partnership's retail property decreased by $0.3 million, or 8.7%, to $2.9 million in 1997. This decrease was primarily the result of decreased occupancy at the shopping center earlier in the year. The shopping center was 96% occupied as of December 31, 1997, unchanged from the prior year.

                              26 - Real Property

The retail center experienced an unrealized gain of $1.1 million. This was a result of changes in the assumed capital needs of the property and the leasing of vacant spaces in the third and fourth quarters which stabilized future cash flows and brought occupancy back up to 96%.


INDUSTRIAL PROPERTIES

In 1997, net investment income from industrial property operations was $2.1 million, a decrease of $1.0 million, or 32.9%, in 1996. The decline was attributable to the sale of the industrial complex in Azusa, CA, in April 1996, which accounted for $0.6 million of the decrease. The sale of the Partnership's investment in the Jacksonville, FL industrial properties, in September 1997, also contributed to the decline in net investment income. For properties held for comparable periods in 1997 and 1996, net investment income was $2.0 million and $1.9 million, respectively.


The Partnership acquired three industrial properties in 1997. The first acquisition was a 182,500 square foot building in Salt Lake City, UT for $5.4 million. The second acquisition was a two building 277,500 square foot facility in Aurora, CO for $8.5 million. As of December 31, 1997, both properties were vacant. The third acquisition was the land under the Partnership's existing Pomona CA, industrial complex. The Partnership acquired the land under a purchase option for $3.5 million.


The industrial properties (including the recently purchased land) had $1.9 million of net unrealized appreciation in 1997. The largest single gain of $1.7 million was attributable to the purchase of the land under the Pomona, CA property. The Salt Lake City, UT and Aurora, CO properties experienced negative net appreciation as a result of softer market conditions.


As of December 31, 1997 occupancy at the Partnership's Pomona, CA and Bolingbrook, IL industrial properties remained unchanged from December 31,1996 at 100%. As of December 31, 1997, both the Salt Lake City, UT and Aurora, CO properties were 100% vacant.


The partnership sold its interest in the Jacksonville, FL warehouses for net sales proceeds of $6.3 million, resulting in a gain of $0.3 million.


REAL ESTATE INVESTMENT TRUST

Dividend income from REITs totaled $0.1 million in 1997. The Partnership acquired 506,894 shares Meridian for $10.0 million on September 24, 1997. Meridian is a self-administered and self-managed equity real estate investment trust engaged in owning, operating, and leasing high quality, modern industrial properties nationwide. As of December 31, 1997, these shares experienced a $2.5 million net unrealized gain.


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in Management's Discussion and Analysis may be considered forward-looking statements. Words such as "expects," "believes," "anticipates," "intends," "plans," or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. There can be no assurance that future developments affecting the Company will be those anticipated by management. There are certain important factors that could cause actual results to differ materially from estimates or expectations reflected in such forward-looking statements including without limitation, changes in general economic conditions, including the performance of financial markets and interest rates; market acceptance of new products and distribution channels; competitive, regulatory or tax changes that affect the cost or demand for the Company's products; and adverse litigation results. While the Company reassesses material trends and uncertainties affecting its financial condition and results of operations, it does not intend to review or revise any particular forward-looking statement referenced in this Management's Discussion and Analysis in light of future events. The information referred to above should be considered by readers when reviewing any forward-looking statements contained in this Management's Discussion and Analysis.

                              27 - Real Property

DISCLOSURES ABOUT MARKET RISK

The Real Property Account and the Partnership are not subject to significant exposure to market rate risk for changes in interest rates because the Partnership's financial instruments consist primarily of short-term fixed rate commercial paper and neither the Real Property Account nor the Partnership use derivative financial instruments. Further, by policy, the Partnership places its investments with high quality debt security issuers, limits the amount of credit exposure to any one issuer, limits duration by restricting the term, and holds investments to maturity except under rare circumstances.


                              FINANCIAL STATEMENTS

Following are financial statements and independent accountant's reports of the Real Property Account, as well as financial statements and independent accountant's reports of the Partnership.

                              28 - Real Property

                             FINANCIAL STATEMENTS OF
               PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT

                            STATEMENTS OF NET ASSETS


                                                                                               DECEMBER 31,
                                                                        -----------------------------------------------------------
                                                                                    1998                           1997
                                                                        ---------------------------    ----------------------------
Investment in The Prudential Variable Contract
  Real Property Partnership (Note 3)                                    $              111,115,968     $               101,268,264
                                                                        ---------------------------    ----------------------------
                                                                        ---------------------------    ----------------------------

NET ASSETS, representing:
Equity of Contract Owners (Note 4)                                      $               60,232,750     $                59,242,776
Equity of Prudential Insurance Company of America (Note 2D)                             50,883,218                      42,025,488
                                                                        ---------------------------    ----------------------------
                                                                        $              111,115,968     $               101,268,264
                                                                        ---------------------------    ----------------------------
                                                                        ---------------------------    ----------------------------




                         STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------------
                                                                          1998            1997               1996
                                                                    --------------------------------------------------
INVESTMENT INCOME:

Net Investment Income from Partnership Operations                    $   7,324,915    $   6,361,101    $     7,088,695

EXPENSES:

Charges to Contract Owners for Assuming Mortality Risk and
   Expense Risk and for Administration (Note 5)                            492,841          480,620           473,388
                                                                     --------------   --------------   ---------------
NET INVESTMENT INCOME                                                    6,832,074        5,880,481         6,615,307
                                                                     --------------   --------------   ---------------
Net Change in Unrealized Gain (Loss) on Investments in Partnership         806,156        3,772,996        (1,474,373)
Net Realized Gain (Loss) on Sale of Investments in Partnership           1,411,632          141,173          (723,211)
                                                                     --------------    --------------   --------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                     9,049,862        9,794,650         4,417,723
                                                                     --------------   --------------    --------------
CAPITAL TRANSACTIONS:

Net Withdrawals by Contract Owners (Note 7)                             (3,853,980)      (3,343,849)       (2,022,824)

Net Contributions by Prudential Insurance Company of America             4,651,822        3,824,469         2,496,212
                                                                     --------------   --------------    --------------
NET INCREASE IN NET ASSETS
RESULTING FROM CAPITAL TRANSACTIONS                                        797,842          480,620           473,388
                                                                     --------------   --------------    --------------

TOTAL INCREASE IN NET ASSETS                                             9,847,704       10,275,270         4,891,111


NET ASSETS:
Beginning of period                                                    101,268,264       90,992,994        86,101,883
                                                                     --------------   --------------    --------------
End of period                                                        $ 111,115,968    $ 101,268,264     $  90,992,994
                                                                     --------------   --------------    --------------
                                                                     --------------   --------------    --------------


           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES A2 THROUGH A5

                              A1 - Real Property

                    NOTES TO THE FINANCIAL STATEMENTS OF
           THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY ACCOUNT
                             DECEMBER 31, 1998


NOTE 1:            GENERAL

The Prudential Variable Contract Real Property Account (the "Real Property Account") was established on November 20, 1986 by resolution of the Board of Directors of The Prudential Insurance Company of America ("Prudential"), as a separate investment account pursuant to New Jersey law. The assets of the Real Property Account are segregated from Prudential's other assets. The Real Property Account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Prudential. These products are Variable Appreciable Life ("PVAL and PVAL $100,000 + face value"), Discovery Plus ("PDISCO+"), and Variable Investment Plan ("VIP").

The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the "Partnership"). The Partnership is organized under New Jersey law and is registered under the Securities Act of 1933. The Partnership is the investment vehicle for assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts. The Real Property Account, along with the Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account, are the sole investors in the Partnership.

The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.



NOTE 2:       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.            BASIS OF ACCOUNTING

The accompanying financial statements are prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

B.            INVESTMENT IN PARTNERSHIP INTEREST

The investment in the Partnership is based on the Real Property Account's proportionate interest of the Partnership's market value. At December 31, 1998 and 1997 the Real Property Account's interest in the Partnership was 46.2% or 5,481,889 shares and 46.1% or 5,465,515 shares, respectively.

C.            INCOME RECOGNITION

Net investment income and realized and unrealized gains and losses are recognized daily. Amounts are based upon the Real Property Account's proportionate interest in the Partnership.

D.            EQUITY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Prudential maintains a position in the Real Property Account for property acquisitions and capital expenditure funding needs. The position is also utilized for liquidity purposes including unit purchases and redemptions, Partnership share transactions, and expense processing. The position does not have an effect on the contract owner's account or the related unit value.

                              A2 - Real Property

NOTE 3: INVESTMENT INFORMATION FOR THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

The number of shares held by the Real Property Account in the Partnership, the Partnership share value and the aggregate cost of investments in the Real Property Accounts' shares held at December 31, 1998 and 1997 were as follows:

                                   1998                1997
                                   ------              -----

SHARES OUTSTANDING:              5,481,889           5,465,515
SHARE VALUE:                      $20.27              $18.53
COST:                           $64,095,895         $63,790,895



NOTE 4:      CONTRACT OWNER UNIT INFORMATION

Outstanding contract owner units, unit values and total value of contract owner equity at December 31, 1998 and 1997, by product, were as follows:

1998:

                                                                                       PVAL $100,000+
                                          PDISCO+          VIP           PVAL            FACE VALUE             TOTAL
                                       -------------   ------------  --------------   ------------------    --------------
 CONTRACT OWNER UNITS OUTSTANDING:         2,873,789     2,011,903      13,216,595           18,444,838
 UNIT VALUE:                             $   1.60383   $   1.60383    $    1.68343         $  1.63448
                                       --------------  ------------  --------------   ------------------
 TOTAL CONTRACT OWNER EQUITY:            $ 4,609,069   $ 3,226,750    $ 22,249,213         $ 30,147,718      $ 60,232,750
                                       -------------   ------------  --------------   ------------------    --------------
                                       -------------   ------------  --------------   ------------------    --------------


 1997:

                                                                                       PVAL $100,000+
                                          PDISCO+          VIP           PVAL            FACE VALUE             TOTAL
                                       --------------  ------------  --------------   -----------------     --------------
 CONTRACT OWNER UNITS OUTSTANDING:         3,063,257     2,642,918      13,838,774           19,469,599
 UNIT VALUE:                             $   1.48380   $   1.48380   $     1.54807         $    1.50761
                                       --------------  ------------  --------------   ------------------
 TOTAL CONTRACT OWNER EQUITY:            $ 4,545,261   $ 3,921,562   $  21,423,391         $ 29,352,562     $ 59,242,776
                                       -------------   ------------  --------------   ------------------    --------------
                                       -------------   ------------  --------------   ------------------    --------------



NOTE 5:    CHARGES AND EXPENSES

A.         MORTALITY RISK AND EXPENSE RISK CHARGES

Mortality risk and expense risk charges are determined daily using an effective annual rate of 1.0%, 0.6%, 0.9%, and 1.2% for PDISCO+, PVAL, PVAL $100,000 + face value, and VIP respectively. Mortality risk is that life insurance and annuity contract owners may not live as long as estimated or annuitants may live longer than estimated and expense risk is that the cost of issuing and administering the policies may exceed related charges by Prudential.

B.         ADMINISTRATIVE CHARGES

Administrative charges are determined daily using an effective annual rate of 0.2% applied daily against the net assets representing equity of PDISCO+ contract owners held in each subaccount. Administrative charges include costs associated with issuing the contract, establishing and maintaining records, and providing reports to contract owners.

C.       COST OF INSURANCE CHARGES

Contract owner contributions are subject to certain deductions prior to being invested in the Real Property Account. The deductions for PVAL and PVAL $100,000 + face value are (1) state premium taxes; (2) sales charges which are deducted in order to compensate Prudential for the cost of selling the contract and (3) transaction costs which are deducted from each premium payment to cover premium collection and processing costs. Contracts are also subject to monthly charges for the costs of administering the contract and to compensate Prudential for the guaranteed minimum death benefit risk.

                              A3 - Real Property

D.       DEFERRED SALES CHARGE

A deferred sales charge, applicable to PVAL and PVAL $100,000 + face value, is imposed upon the surrenders of certain variable life insurance to compensate Prudential for sales and other marketing expenses. The amount of any sales charge will depend on the number of contract years that have elapsed since the contract was issued. No sales charge will be imposed after the tenth year of the contract. No sales charge will be imposed on death benefits.

Also a deferred sales charge is imposed upon the withdrawals of certain purchase payments to compensate Prudential for sales and other marketing expenses for PDISCO+ and VIP. The amount of any sales charge will depend on the amount withdrawn and the number of contract years that have elapsed since the contract owner or annuitant made the purchase payments deemed to be withdrawn. No sales charge is made against the withdrawal of investment income. A reduced sales charge is imposed in connection with the withdrawal of a purchase payment to effect an annuity if three or more contract years have elapsed since the contract date, unless the annuity effected is an annuity certain. No sales charge is imposed upon death benefit payments or upon transfers made between subaccounts.

E.       PARTIAL WITHDRAWAL CHARGE

A charge is imposed by Prudential on partial withdrawals of the cash surrender value for PVAL and PVAL $100,000 + face value. A charge equal to the lesser of $15 or 2% will be made in connection with each partial withdrawal of the cash surrender value of a contract.

F.       ANNUAL MAINTENANCE CHARGE

An annual maintenance charge, applicable to PDISCO+ and VIP, of $30 will be deducted if and only if the contract fund is less than $10,000 on a contract anniversary or at the time a full withdrawal is effected, including a withdrawal to effect an annuity. The charge is made by reducing accumulation units credited to a contract owner's account.


NOTE 6:    TAXES

Prudential is taxed as a "life insurance company" as defined by the Internal Revenue Code and the results of operations of the Real Property Account form a part of Prudential's consolidated federal tax return. Under current federal law, no federal income taxes are payable by the Real Property Account. As such, no provision for the tax liability has been recorded in these financial statements.


NOTE 7:    NET WITHDRAWALS BY CONTRACT OWNERS

Contract owner activity for the real estate investment option in Prudential's variable insurance and variable annuity products for the years ended December 31, 1998 and 1997 were as follows:

 1998:

                                                                                       PVAL & PVAL
                                                    PDISCO+            VIP        $100,000+ FACE VALUE        TOTAL
                                                 -----------      ---------       --------------------       -------

CONTRACT OWNER NET PAYMENTS:                        $   34,192     $    64,722           $   7,093,241    $   7,192,155
POLICY LOANS:                                                0               0              (1,904,723)      (1,904,723)
POLICY LOAN REPAYMENTS AND INTEREST:                         0               0               1,227,793        1,227,793
SURRENDERS, WITHDRAWALS, AND DEATH BENEFITS:          (488,508)     (1,009,902)             (3,536,617)      (5,035,027)
NET TRANSFERS FROM (TO) OTHER SUBACCOUNTS
     OR FIXED RATE OPTIONS:                            159,601         (12,601)             (1,618,529)      (1,471,529)
ADMINISTRATIVE AND OTHER CHARGES:                          (16)         (3,869)             (3,858,764)      (3,862,649)
                                                 ---------------  --------------  ----------------------  ---------------
NET WITHDRAWALS BY CONTRACT OWNER                   $ (294,731)    $  (961,650)          $  (2,597,599)   $  (3,853,980)
                                                 ---------------  --------------  ----------------------  ---------------
                                                 ---------------  --------------  ----------------------  ---------------


                              A4 - Real Property

 1997:

                                                                                       PVAL & PVAL
                                                    PDISCO+            VIP        $100,000+ FACE VALUE        TOTAL
                                                 -----------      ------------    ---------------------      -------
CONTRACT OWNER NET PAYMENTS:                        $  351,456      $  347,300            $  8,463,594     $  9,162,350
POLICY LOANS:                                                0               0              (1,932,364)      (1,932,364)
POLICY LOAN REPAYMENTS AND INTEREST:                         0               0                 975,817          975,817
SURRENDERS, WITHDRAWALS, AND DEATH BENEFITS:          (726,927)       (714,252)             (3,808,846)      (5,250,025)
NET TRANSFERS FROM (TO) OTHER SUBACCOUNTS
      OR FIXED RATE OPTIONS:                            87,144        (194,348)             (1,816,066)      (1,923,270)
ADMINISTRATIVE AND OTHER CHARGES:                          (20)         (3,847)             (4,372,490)      (4,376,357)
                                                 ---------------  --------------  ----------------------  ---------------
NET WITHDRAWALS BY CONTRACT OWNER                   $ (288,347)     $ (565,147)           $ (2,490,355)    $ (3,343,849)
                                                 ---------------  --------------  ----------------------  ---------------
                                                 ---------------  --------------  ----------------------  ---------------



NOTE 8:    UNIT ACTIVITY

Transactions in units for the years ended December 31, 1998, 1997 and 1996 were as follows:

 1998:

                                                                                         PVAL $100,000+
                                       PDISCO+            VIP             PVAL             FACE VALUE
                                     -----------       ---------       -----------         ----------
 CONTRACT OWNER CONTRIBUTIONS:         613,206          186,504         2,480,913           3,131,058
 CONTRACT OWNER REDEMPTIONS:          (802,674)        (817,519)       (3,103,092)         (4,155,819)


 1997:

                                                                                         PVAL $100,000+
                                       PDISCO+            VIP             PVAL             FACE VALUE
                                     ----------        ---------       -----------         ----------
 CONTRACT OWNER CONTRIBUTIONS:         644,374          373,838         3,039,579           3,893,900
 CONTRACT OWNER REDEMPTIONS:          (846,753)        (773,203)       (3,692,270)         (4,965,990)


 1996:

                                                                                         PVAL $100,000+
                                       PDISCO+            VIP             PVAL             FACE VALUE
                                     ----------        ---------       -----------         ----------
 CONTRACT OWNER CONTRIBUTIONS:         708,743          381,682         4,061,972           4,872,293
 CONTRACT OWNER REDEMPTIONS:          (745,783)        (654,114)       (4,350,882)         (5,786,430)


NOTE 9:    PURCHASES AND SALES OF INVESTMENTS

The aggregate costs of purchases and proceeds from sales of investments in the Partnership for the year ended December 31, 1998 were as follows:

                  Purchases:        $341,000
                  Sales:            $(36,000)


                              A5 - Real Property

                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Contract Owners of the
Prudential Variable Contract Real Property Account and the Board of Directors of The Prudential Insurance Company of America


In our opinion, the accompanying statements of net assets and the related statements of operations and changes in net assets present fairly, in all material respects, the financial position of Prudential Variable Contract Real Property Account at December 31, 1998 and 1997, and the results of its operations and the changes in its net assets for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of The Prudential Insurance Company of America's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares owned in The Prudential Variable Contract Real Property Partnership at December 31, 1998 and 1997, provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
New York, New York
March 19, 1999



                              A6 - Real Property

                                     INDEX
                                     -----

          THE PRUDENTIAL VARIABLE  CONTRACT REAL PROPERTY PARTNERSHIP
                              FINANCIAL STATEMENTS



     Statements of Assets and Liabilities - December 31, 1998 and 1997                     B1

     Statements of Operations - Years Ended December 31, 1998, 1997 and 1996               B2

     Statements of Changes in Net Assets - Years Ended December 31, 1998, 1997 and 1996    B3

     Statements of Cash Flows - Years Ended December 31, 1998, 1997 and 1996               B4

     Schedule of Investments - December 31, 1998 and 1997                                  B5

     Notes to Financial Statements                                                         B8

     Reports of Independent Accountants                                                    B12



                             INDEX - Real Property

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                     STATEMENTS OF ASSETS AND LIABILITIES

                                                                     DECEMBER 31, 1998   DECEMBER 31, 1997
                                                                     -----------------   ------------------
ASSETS

REAL ESTATE INVESTMENTS - At estimated market value:
   Real estate and improvements
      (cost: 12/31/98 -- $170,045,055; 12/31/97 -- $201,670,248)        $155,374,462        $181,317,624

   Real estate investment trust (cost:  12/31/98 -- $10,000,005;
      12/31/97 -- $10,000,005)                                            11,554,649          12,523,805
                                                                       --------------      --------------
         Total real estate investments                                   166,929,111         193,841,429

MARKETABLE SECURITIES - At estimated market value
   (cost: 12/31/98 -- $14,967,236; 12/31/97 -- $13,971,421)               14,950,525          13,929,296

CASH AND CASH EQUIVALENTS                                                 58,578,848          12,880,560

DIVIDEND RECEIVABLE                                                          167,275             146,999

OTHER ASSETS (net of allowance for uncollectible
   accounts:  12/31/98 -- $66,000; 12/31/97 -- $68,000)                    3,623,513           1,946,851
                                                                       --------------      --------------
          Total assets                                                  $244,249,272        $222,745,135
                                                                       ==============      ==============
LIABILITIES AND PARTNERS' EQUITY

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                   $  1,985,400        $  1,842,027

DUE TO AFFILIATES                                                          1,598,535             832,922

OTHER LIABILITIES                                                            504,940             538,413
                                                                       --------------      --------------
          Total liabilities                                                4,088,875           3,213,362

COMMITMENTS

PARTNERS' EQUITY                                                         240,160,397         219,531,773
                                                                       --------------      --------------
TOTAL LIABILITIES AND PARTNERS' EQUITY                                  $244,249,272        $222,745,135
                                                                       ==============      ==============

NUMBER OF SHARES OUTSTANDING AT END OF PERIOD                             11,848,275          11,848,275
                                                                       ==============      ==============

SHARE VALUE AT END OF PERIOD                                            $      20.27        $      18.53
                                                                       ==============      ==============

           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B1 - Real Property

                THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                                 STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------------------------
                                                                   1998                   1997                   1996
                                                            -----------------      ------------------      -----------------
INVESTMENT INCOME:
  Revenue from real estate and improvements                   $    24,572,642         $    21,582,968        $    22,799,694
  Income from interest in properties                                   33,462                 435,296                606,558
  Dividend income from real estate investment trust                   669,100                 158,184                      0
  Interest on short-term investments                                1,888,348               2,305,364              2,134,386
                                                            -----------------      ------------------      -----------------

      Total investment income                                      27,163,552              24,481,812             25,540,638
                                                            -----------------      ------------------      -----------------

INVESTMENT EXPENSES:
  Investment management fee                                         2,900,445               2,640,470              2,494,229
  Real estate taxes                                                 2,406,624               2,208,972              2,367,404
  Administrative expense                                            1,951,235               2,326,155              1,865,433
  Operating expense                                                 4,071,735               3,296,350              2,904,620
  Interest expense                                                          0                 220,118                489,434
                                                            -----------------      ------------------      -----------------

      Total investment expenses                                    11,330,039              10,692,065             10,121,120
                                                            -----------------      ------------------      -----------------

NET INVESTMENT INCOME                                              15,833,513              13,789,747             15,419,518
                                                            -----------------      ------------------      -----------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
  INVESTMENTS
Net proceeds from real estate investments
  sold                                                             37,443,762               6,297,422             20,497,789

Less:  Cost of real estate investments sold                        37,361,533               6,274,539             26,610,932
     Realization of prior years' unrealized
       gain on real estate investments sold                        (2,969,150)               (283,157)            (4,539,996)
                                                            -----------------      ------------------      -----------------

Net gain (loss) realized on real estate
  investments sold                                                  3,051,379                 306,040             (1,573,147)
                                                            -----------------      ------------------      -----------------


Change in unrealized gain (loss) on real estate
  investments                                                       1,743,732               8,179,192             (3,211,436)
                                                            -----------------      ------------------      -----------------
NET REALIZED AND UNREALIZED GAIN
  (LOSS) ON INVESTMENTS                                             4,795,111               8,485,232             (4,784,583)
                                                            -----------------      ------------------      -----------------
NET INCREASE IN NET ASSETS RESULTING
  FROM OPERATIONS                                             $    20,628,624         $    22,274,979        $    10,634,935
                                                            =================      ==================      =================



           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B2 - Real Property

                     THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                               STATEMENTS OF CHANGES IN NET ASSETS


                                                                                         YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------------------------
                                                                       1998                     1997                     1996
                                                                -----------------       ------------------       -----------------
NET INCREASE IN NET ASSETS RESULTING
  FROM OPERATIONS:
Net investment income                                               $  15,833,513          $    13,789,747         $    15,419,518
Net gain (loss) realized on real estate
  investments sold                                                      3,051,379                  306,040              (1,573,147)
Net unrealized gain (loss) from real estate
  investments                                                           1,743,732                8,179,192              (3,211,436)
                                                                -----------------       ------------------       -----------------
Net increase in net assets resulting from
     operations                                                        20,628,624               22,274,979              10,634,935
                                                                -----------------       ------------------       -----------------
NET DECREASE IN NET ASSETS RESULTING
  FROM CAPITAL TRANSACTIONS:

Withdrawals by partners
    (Shares: 1998 -- 0; 1997 -- 0; 1996 -- 188,409                              0                        0              (3,000,000)
       shares, respectively)
                                                                -----------------       ------------------       -----------------
    Net decrease in net assets resulting from
      capital transactions                                                      0                        0              (3,000,000)
                                                                -----------------       ------------------       -----------------
NET INCREASE IN NET ASSETS                                             20,628,624               22,274,979               7,634,935

NET ASSETS -  Beginning of year                                       219,531,773              197,256,794             189,621,859
                                                                -----------------       ------------------       -----------------
NET ASSETS -  End of year                                         $   240,160,397          $   219,531,773         $   197,256,794
                                                                =================       ==================       =================



           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B3 - Real Property

                  THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                                    STATEMENTS OF CASH FLOWS


                                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------------------------
                                                                1998                  1997                   1996
                                                           ---------------       ---------------        ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in net assets resulting from operations         $  20,628,624         $  22,274,979          $  10,634,935
Adjustments to reconcile net increase in net assets
  resulting from operations to net cash provided by
    operating activities:
  Net realized and unrealized (gain) loss on
    investments                                                 (4,795,111)           (8,485,232)             4,784,583
  Bad Debt Expense                                                  28,264                99,929                 14,201
  (Increase) decrease in:
    Dividend receivable                                            (20,276)             (146,999)                     0
    Other assets                                                (1,704,926)               20,136               (337,812)
  (Decrease) increase in:
    Obligation under capital lease                                       0               (72,677)               190,256
    Accounts payable and accrued expenses                          143,373               201,667               (502,254)
    Due to affiliates                                              765,613               113,722                 36,405
    Other liabilities                                              (33,473)               71,404               (197,060)
                                                           ---------------       ---------------        ---------------
  Net cash flows from operating activities                      15,012,088            14,076,929             14,623,254
                                                           ---------------       ---------------        ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from real estate investments
    sold                                                        37,443,762             6,297,422             20,497,789
  Acquisition of real estate property                                    0           (23,417,474)           (10,713,722)
  Acquisition of real estate investment trust                            0           (10,000,005)                     0
  Improvements and additional costs on prior purchases:
    Additions to real estate owned                              (5,736,333)           (1,311,864)              (997,893)
    Additions to real estate partnerships                                0                     0                      0
  Sale (purchase) of marketable securities, net                 (1,021,229)           10,497,348            (13,894,489)
                                                           ---------------       ---------------        ---------------
  Net cash flows from investing activities                      30,686,200           (17,934,573)            (5,108,315)
                                                           ---------------       ---------------        ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Withdrawals by partners                                                0                     0             (3,000,000)
  Principal payments on capital lease obligation                         0            (4,000,000)                     0
                                                           ---------------       ---------------        ---------------
  Net cash flows from financing activities                               0            (4,000,000)            (3,000,000)
                                                           ---------------       ---------------        ---------------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS                                                   45,698,288            (7,857,644)             6,514,939

CASH AND CASH EQUIVALENTS - Beginning of year                   12,880,560            20,738,204             14,223,265
                                                           ---------------       ---------------        ---------------
CASH AND CASH EQUIVALENTS - End of year                      $  58,578,848         $  12,880,560          $  20,738,204
                                                           ===============       ===============        ===============

SUPPLEMENTAL INFORMATION:
  Cash paid during the year for interest                                 0          $    220,118           $    376,450
                                                           ===============       ===============        ===============




           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B4 - Real Property

                  THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                                     SCHEDULE OF INVESTMENTS



                                                                December 31, 1998                      December 31, 1997
                                                           -------------------------------      -----------------------------
                                                                               Estimated                          Estimated
                                                                                Market                             Market
                                                              Cost               Value             Cost             Value
                                                         --------------     --------------    -------------    --------------
REAL ESTATE AND IMPROVEMENTS (Percent of Net Assets)                                  64.7%                              82.6%
Location                    Description
---------------------     ---------------------------    --------------     --------------    -------------    --------------
Lisle, IL                   Office Building                $  21,634,707     $  14,123,742    $   17,916,983   $   10,278,959
Atlanta, GA                 Garden Apartments                 15,601,495        15,651,216        15,446,293       15,100,000
Roswell, GA                 Retail Shopping Center            32,272,627        28,649,176        31,858,198       29,547,042
Pomona, CA                  Warehouse                                  0                 0        23,637,049       19,504,612
Morristown, NJ              Office Building                   19,409,490        11,596,138        18,931,914       10,805,918
Bolingbrook, IL             Warehouse                          8,948,028         7,000,000         8,948,028        7,100,000
Farmington Hills, MI        Garden Apartments                          0                 0        13,641,971       14,805,258
Raleigh, NC                 Garden Apartments                 15,822,682        16,804,570        15,804,860       16,525,751
Nashville, TN               Office Building                    8,448,026        10,152,399         8,613,828        9,611,329
Oakbrook Terrace, IL        Office Complex                    12,945,366        15,750,000        12,725,366       14,100,000
Beaverton, OR               Office Complex                    10,728,618        11,200,000        10,728,285       10,700,000
Salt Lake City, UT          Industrial Building                5,388,134         5,450,000         5,388,134        5,350,000
Aurora, CO                  Industrial Building                9,304,171         9,497,221         8,540,585        8,400,000
Brentwood, TN               Office Complex                     9,541,711         9,500,000         9,488,754        9,488,755
                                                          --------------    ---------------   --------------   ---------------
                                                           $ 170,045,055    $  155,374,462    $  201,670,248   $  181,317,624
                                                          --------------    ---------------   --------------   ---------------

REAL ESTATE INVESTMENT TRUST (Percent of Net Assets)                                   4.8%                               5.7%

------------------------------------------------------------------------------------------------------------------------------
Meridian REIT Shares (506,894 shares)                      $  10,000,005     $  11,554,649    $   10,000,005   $   12,523,805
                                                          ==============     ==============     =============    =============




                                                                December 31, 1998                      December 31, 1997
                                                           -------------------------------      -----------------------------
                                                                               Estimated                          Estimated
                                                                                Market                             Market
                                                                Cost             Value              Cost            Value
                                                          --------------     --------------     -------------    -------------

MARKETABLE SECURITIES (Percent of Net Assets)                                          6.2%                               6.3%

Description
-----------------------------------------------------------------------------------------------------------------------------
Marketable Securities                                      $  14,967,236     $  14,950,525    $   13,971,421   $   13,929,296
                                                             ===========       ===========       ===========      ===========


CASH AND CASH EQUIVALENTS (Percent of Net Assets)                                     24.4%                               5.9%

Description
------------------------------------------------------------------------------------------------------------------------------
Commercial Paper and Cash                                  $  58,578,848     $  58,578,848    $   12,880,560   $   12,880,560
                                                          ==============     ==============     =============    =============

           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B5 - Real Property

                  THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                                   SCHEDULE OF INVESTMENTS

                                                                                               December 31, 1998
                                                                  --------------------------------------------------------------
                                                                                                                Net Estimated
                                                                      Face Amount             Cost               Market Value
                                                                  -------------------  ------------------    -------------------
MARKETABLE SECURITIES (Percent of Net Assets)                                                                               6.2%

General Motors Acceptance Corp., 5.26%, January 26, 1999                 $    830,000        $    817,556           $    817,556
American Express Credit Corp., 7.375%, February 1, 1999                       325,000             329,342                325,418
Canadian Imperial Bank of Commerce, 5.55%, February 10, 1999                1,000,000             999,520                999,947
Federal National Mortgage Assoc., 5.33%, February 12, 1999                    100,000              99,703                 99,703
Salomon Smith Barney Holdings, Inc., 5.38%, February 16, 1999               1,720,000           1,695,137              1,695,397
General Motors Acceptance Corp., 5.29 %,  February 17, 1999                   650,000             641,501                641,501
Chrysler Financial Company LLC , 5.26%, February 22, 1999                   2,400,000           2,365,700              2,365,700
International Lease Finance Corp., 7.50% March 1, 1999                        500,000             508,250                501,367
Federal Home Loan Mortgage Corp., 5.505%, March 12, 1999                    1,000,000           1,000,856              1,000,630
General Motors Acceptance Corp., 6.04%, March 19, 1999                      1,000,000           1,003,480              1,000,707
Merrill Lynch & Co. Inc., 5.23%, March 19, 1999                             1,790,000           1,758,820              1,758,820
Canadian Wheat Board, 5.14%, April 1, 1999                                  2,000,000           1,962,406              1,962,406
International Lease Finance Corp., 6.625%,  April 1, 1999                     375,000             377,419                375,721
CIT Group Holdings, Inc., 6.375%, May 21, 1999                                400,000             402,120                400,873
Federal National Mortgage Assoc., 6.07%, July 1, 1999                       1,000,000           1,005,426              1,004,779

                                                                  -------------------  ------------------    -------------------
Total Marketable Securities                                             $  15,090,000       $  14,967,236          $  14,950,525
                                                                  ===================  ==================    ===================

CASH AND CASH EQUIVALENTS (Percent of Net Assets)                                                                           24.4%

Countrywide Home Loans, 5.403%, January 4, 1999                         $   1,000,000       $     999,400           $    999,400
Fortune Brands Inc., 5.05%, January 4, 1999                                 3,463,000           3,461,057              3,461,057
Xerox Capital (Europe) PLC,  5.303%, January 4, 1999                        3,483,000           3,480,949              3,480,949
Federal National Mortgage Assoc., 5.77%, January 5, 1999                   10,401,000          10,000,000             10,000,000
Ford Motor Credit Co.,   5.454%, January 5, 1999                              500,000             499,622                499,622
Pioneer Hi-BRED International, 5.665%, January 7, 1999                      1,000,000             997,332                997,332
Ford Motor Credit Co., 6.11%, January 8, 1999                                 167,000             166,717                166,717
Deere & Co., 5.372 %,  January 13, 1999                                     2,520,000           2,509,514              2,509,514
E.I. Du Pont De Nemours & Co. Inc., 5.277%, January 13, 1999                  648,000             644,598                644,598
Household Finance Corp., 5.356 %, January 13, 1999                            175,000             174,119                174,119
Household Finance Corp., 5.355% , January 15, 1999                          2,343,000           2,331,899              2,331,899
Potomac Electric Power Co., 5.569%, January 15, 1999                        3,122,000           3,110,930              3,110,930
Chrysler Financial Corp., 5.537%, January 25, 1999                          1,164,000           1,158,121              1,158,121
Eastman Kodak Co., 5.232%, January 26, 1999                                 2,518,000           2,502,360              2,502,360
Cigna Corp., 5.559%, January 27, 1999                                       1,819,000           1,809,220              1,809,220
Cigna Group Holdings, Inc.  5.334%, January 27, 1999                        1,851,000           1,835,496              1,835,496
Countrywide Home Loan, Inc. 5.506%, January 27, 1999                        1,342,000           1,333,028              1,333,028
Countrywide Home Loan, Inc. 5.587%, January 27, 1999                        1,177,000           1,169,197              1,169,197
General RE Corp., 5.187% , January 29, 1999                                   542,000             538,046                538,046
PNC Funding Corp., 5.728%, January 29, 1999                                 2,500,000           2,487,729              2,487,729
GTE Funding, Inc.,  5.211%, February 1, 1999                                2,526,000           2,506,048              2,506,048
Norwest Financial, Inc., 5.536%, February 3, 1999                           3,563,000           3,539,593              3,539,593
CIGNA Corp., 5.233%, February 4, 1999                                       1,745,000           1,730,660              1,730,660
General Electric Capital Corp., 5.537%, February 4, 1999                    3,563,000           3,539,049              3,539,049
Associates First Capital Corp., 5.241%, February 8, 1999                    2,519,000           2,498,988              2,498,988
GTE Funding, Inc., 5.304%, February 11, 1999                                1,000,000             993,413                993,413
                                                                  -------------------  ------------------    -------------------
Total Cash Equivalents                                                     56,651,000          56,017,086             56,017,086

Cash                                                                        2,561,762           2,561,762              2,561,762
                                                                  -------------------  ------------------    -------------------
Total Cash and Cash Equivalents                                         $  59,212,762       $  58,578,848          $  58,578,848
                                                                  ===================  ==================    ===================


           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B6 - Real Property

          THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP

                        SCHEDULE OF INVESTMENTS


                                                                                                 DECEMBER 31, 1997
                                                                               ----------------------------------------------------
                                                                                   FACE                               NET ESTIMATED
                                                                                  AMOUNT               COST            MARKET VALUE
                                                                               ------------        ------------        ------------
MARKETABLE SECURITIES (PERCENT OF NET ASSETS)                                                                                  6.3%

International Lease Finance Corp., 5.92%, January 15, 1998                     $    500,000        $    499,083        $    499,956
Smith Barney Holding Inc., 5.70%, January 28, 1998                                1,304,000           1,285,475           1,285,475
Suntrust Banks, 8.875%, February 1, 1998                                          1,500,000           1,517,880           1,503,553
Chase Manhattan Bank, 5.75%, February 10, 1998                                    2,000,000           2,000,000           2,000,000
Beneficial Corp., 9.125%, February 15, 1998                                         700,000             705,948             702,456
Citicorp, 10.15%, February 15, 1998                                                 200,000             207,324             200,969
General Motors Acceptance Corp., 5.9%, February 19, 1998                            985,000             994,545             986,218
General Motors Acceptance Corp., 5.9875%, February 23, 1998                       1,300,000           1,299,363           1,299,894
American General Finance Corp., 7.25%, March 1, 1998                                500,000             507,880             501,217
Commercial Credit Co., 5.7%, March 1, 1998                                          375,000             375,199             375,031
Associates Corp. of North America, 7.3%, March 15, 1998                             400,000             406,635             401,242
International Lease Finance Corp., 5.75%, March 15, 1998                            400,000             399,940             399,988
Morgan Guaranty Trust Co., 5.85%, March 16, 1998                                    500,000             499,855             499,971
Royal Bank of Canada, 5.91%, June 17, 1998                                        2,000,000           1,998,853           1,999,475
FCC National Bank, 5.75281%, July 2, 1998                                         1,025,000           1,024,202           1,024,602
General Mills Inc., 5.38%, July 8, 1998                                             250,000             249,238             249,249
                                                                               ------------        ------------        ------------

TOTAL MARKETABLE SECURITIES                                                    $ 13,939,000        $ 13,971,421        $ 13,929,296
                                                                               ============        ============        ============


CASH AND CASH EQUIVALENTS (PERCENT OF NET ASSETS)                                                                              5.9%

Barnett Bank, Inc., 6.70%, January 2, 1998                                    $   1,235,000       $   1,234,540       $   1,234,540
American Greetings Corp., 6.26%, January 5, 1998                                  1,250,000           1,247,179           1,247,179
Xerox Capital, 5.85%, January 6, 1998                                             1,000,000             995,775             995,775
Nike Inc., 6.10%, January 8, 1998                                                 1,215,000           1,213,353           1,213,353
Paccar Financial Corp., 5.85%, January 9, 1998                                    1,000,000             996,100             996,100
Pitney Bowes Credit Corp., 6.00%, January 13, 1998                                  750,000             747,375             747,375
Merrill Lynch & Co., Inc. 5.85%, January 15, 1998                                 1,000,000             994,313             994,313
Bank of Montreal, 5.90%, January 16, 1998                                         1,000,000           1,000,000           1,000,000
Countrywide Home Loan, Inc., 5.85%, January 22, 1998                              1,000,000             993,175             993,175
General Electric Capital Corp., 5.74%, February 9, 1998                           1,000,000             990,593             990,593
                                                                               ------------        ------------        ------------

TOTAL CASH EQUIVALENTS                                                           10,450,000          10,412,402          10,412,402

CASH                                                                              2,468,158           2,468,158           2,468,158
                                                                               ------------        ------------        ------------

TOTAL CASH AND CASH EQUIVALENTS                                               $  12,918,158       $  12,880,560       $  12,880,560
                                                                               ============        ============        ============

           SEE NOTES TO FINANCIAL STATEMENTS ON PAGES B8 THROUGH B11

                               B7 - Real Property

                     NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
               FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


NOTE 1:  ORGANIZATION

On April 29, 1988, Prudential Variable Contract Real Property Partnership (the "Partnership"), a general partnership organized under New Jersey law, was formed through an agreement among The Prudential Insurance Company of America ("Prudential"), Pruco Life Insurance Company ("Pruco Life"), and Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"). The Partnership was established as a means by which assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies could be invested in a commingled pool. The partners in the Partnership are Prudential, Pruco Life and Pruco Life of New Jersey.

The Partnership's policy is to invest at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans. Although it is the Partnership's policy to adhere to the aforementioned percentage, at December 31, 1998, the Partnership's direct investment in real estate, as described above, temporarily fell to 64.7%. On February 1, 1999, a distribution of cash brought the Partnership back into compliance with the 65% policy by increasing the Partnership's direct investment in real estate to 79.2%. (See Note 6: Subsequent Events). The estimated market value of the Partnership's shares is determined daily, consistent with the Partnership Agreement. On each day during which the New York Stock Exchange is open for business, the net asset value of the Partnership is estimated using the estimated market value of its assets, as described in Notes 2A and 2B, reduced by any liabilities of the Partnership. The periodic adjustments to property values described in Notes 2A and 2B and other adjustments to previous estimates are made on a prospective basis. There can be no assurance that all such adjustments to estimates will be made timely.

Shares of the Partnership are held by Prudential Variable Contract Real Property Account, Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Accounts") and may be purchased and sold at the then current share value of the Partnership's net assets. Share value is calculated by dividing the estimated market value of net assets of the Partnership as determined above by the number of shares outstanding. A contract owner participates in the Partnership through interests in the Real Property Accounts.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A: REAL ESTATE OWNED AND INTEREST IN PROPERTIES - The Partnership's investments in real estate owned and interests in properties are initially valued at their purchase price. Real estate investments are reported at their estimated market values based upon appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization), within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Appraiser of Prudential Comptroller's Department Valuation Unit (Valuation Unit) is responsible to assure that the valuation process provides independent and accurate market value estimates. In the interest of maintaining and monitoring the independence and accuracy of the appraisal process, the Comptroller of Prudential has appointed a third party firm to act as the Appraisal Management Firm. The Appraisal Management Firm, among other responsibilities, approves the selection and scheduling of external appraisals; engages all external

                               B8 - Real Property

                     NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
               FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


     appraisers; reviews and provides comments on all external appraisals; prepares all quarterly update appraisals; assists in developing policies and procedures and assists in the evaluation of the performance and competency of external appraisers.

     The purpose of an appraisal is to estimate the market value of real estate as of a specific date. Market value has been defined as the most probable price for which the appraised real estate will sell in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self interest, and assuming that neither is under undue duress.

     The estimate of market value generally is a correlation of three approaches, all of which require the exercise of subjective judgment. The three approaches are: (1) current cost of reproducing the real estate less deterioration and functional and economic obsolescence; (2) discounting of a series of income streams and reversion at a specified yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) value indicated by recent sales of comparable properties in the market place. In the reconciliation of these three approaches, the one most heavily relied upon is the one then recognized as the most appropriate by the independent appraiser for the type of real estate in the market.

     As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process. These estimated market values may vary significantly from the prices at which the real estate investments would sell since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate value of investments in real estate is fairly presented as of December 31, 1998 and 1997.

B: INVESTMENT IN REAL ESTATE INVESTMENT TRUSTS (REITS) - Shares of REITs are generally valued at their quoted market price. These values may be adjusted for discounts resulting from restrictions, if any, on the future sale of these shares, such as lockout periods or limitations on the number of shares which may be sold in a given time period. Any such discounts are determined by the Valuation Unit. The Valuation Unit of Prudential applied a 3% discount to the market value of the REIT shares at December 31, 1998. This discount is being applied because of the restriction which limits the number of shares that can be publicly traded during any six month period to 30% of the total shares originally acquired.

C: REVENUE RECOGNITION - Rent from real estate is recognized when billed. Revenue from certain real estate investments is net of all or a portion of related real estate expenses and taxes. Since real estate is stated at estimated market value, net income is not reduced by depreciation and amortization expense. Dividend income is accrued at the ex-dividend date.

D: CASH AND CASH EQUIVALENTS - For purposes of the Statement of Cash Flows, all short-term investments with an original maturity of three months or less are considered to be cash equivalents.

                               B9 - Real Property

                     NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
               FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


     Cash of $114,745 and $128,089 at December 31, 1998 and 1997,
     respectively, was maintained by the properties for tenant security deposits and is included in Other Assets on the Statements of Assets and Liabilities.

E: MARKETABLE SECURITIES - Marketable securities are highly liquid investments with maturities of more than three months when purchased and are carried at estimated market value.

F: FEDERAL INCOME TAXES - The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income and capital gains and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The Partnership may be subject to state and local taxes in jurisdictions in which it operates.

G: MANAGEMENT'S USE OF ESTIMATES IN THE FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

H: RECLASSIFICATIONS - Certain 1997 amounts in the financial statements have been reclassified to conform with the 1998 presentation.



NOTE 3:  LEASING ACTIVITY

The Partnership leases space to tenants under various operating lease agreements. These agreements, without giving effect to renewal options, have expiration dates ranging from 1999 to 2009. At December 31, 1998, the aggregate future minimum base rental payments under non-cancelable operating leases by year are:


                Year Ending
                December 31,            (000's)
                -----------             -------
                1999                    $11,037
                2000                      9,907
                2001                      9,104
                2002                      7,576
                2003                      4,573
                Thereafter               10,753
                                        -------
                Total                   $52,950
                                        =======


NOTE 4:  COMMITMENT FROM PARTNER

Prudential has committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment are utilized for property acquisitions, and returned to Prudential on an ongoing basis from contract owners' net contributions and other available cash. The amount of the commitment is reduced by $10 million

                              B10 - Real Property

                     NOTES TO FINANCIAL STATEMENTS OF
             PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
               FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

for every $100 million in current value net assets of the Partnership. As of December 31, 1998, Prudential's equity interest in the Partnership under this commitment was $51 million. At the present time, Prudential does not intend to make further contributions during the 1999 fiscal year.


NOTE 5:  RELATED PARTY TRANSACTIONS

Pursuant to an investment management agreement, Prudential charges the Partnership a daily investment management fee at an annual rate of 1.25% of the average daily gross asset valuation of the Partnership. For the years ended December 31, 1998, 1997 and 1996 management fees incurred by the Partnership were $2.9 million; $2.6 million; and $2.5 million, respectively.

The Partnership also reimburses Prudential for certain administrative services rendered by Prudential. The amounts incurred for the years ended December 31, 1998, 1997 and 1996 were $116,128; $115,346; and $116,818, respectively, and are classified as administrative expenses in the Statements of Operations.

The Partnership owned a 50% interest in four warehouse/distribution buildings in Jacksonville, FL (the unit warehouses). The remaining 50% interest was owned by Prudential and one of its subsidiaries. In September 1997, the unit warehouses were sold as part of an industrial package for cash of $12.5 million. The Partnership's share of the proceeds was $6.3 million.

NOTE 6:  SUBSEQUENT EVENTS

On February 1, 1999, $30 million was distributed to the Real Property Accounts.

                              B11 - Real Property

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Partners of Prudential
Variable Contract Real Property Partnership

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Prudential Variable Contract Real Property Partnership (the "Partnership") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Prudential Insurance Company of America; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
New York, New York
February 22, 1999

                              B12 - Real Property

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Prudential Insurance Company of America ("Prudential"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Prudential's By-law 27, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit (6)(b) of Form S-6, Registration No. 333-64957, filed September 30, 1998 on behalf of The Prudential Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  NOT APPLICABLE

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits
     --------

(1A) Distribution Agreement between     Incorporated by reference to
Pruco Securities Corporation and The    Post-Effective Amendment No. 9 to
Prudential Insurance Company of         Form S-1, Registration Statement No.
America with respect to The             33-20083, filed April 9, 1997 on
Prudential Individual Variable          behalf of The Prudential Variable
Contract Account.                       Contract Real Property Account.

(1B) Distribution Agreement between     Incorporated by reference to
Pruco Securities Corporation and The    Post-Effective Amendment No. 4 to
Prudential Insurance                    Form S-6, Registration Statement No.
Company of America with respect to      33-20000, filed March 2, 1990, on
The Prudential Variable Appreciable     behalf of The Prudential Variable
Account.                                Appreciable Account.

(3A) Charter of The Prudential          Incorporated by reference to
Insurance Company of America, as        Post-Effective Amendment No. 9 to
amended November 14, 1995.              Form S-1, Registration Statement No.
                                        33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(3B) By-Laws of The Prudential          Incorporated by reference to Form
Insurance Company of America, as        S-6, Registration No. 333-64957,
amended May 12, 1998.                   filed September 30, 1998, on behalf
                                        of The Prudential Variable
                                        Appreciable Account.

(3C) Resolution of the Board of         Incorporated by reference to
Directors establishing The              Post-Effective Amendment No. 9 to
Prudential Variable Contract Real       Form S-1, Registration Statement No.
Property Account.                       33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(4A)(i) Revised Individual Variable     Incorporated by reference to
Annuity Contract.                       Post-Effective Amendment No. 9 to
                                        Form S-1, Registration Statement No.
                                        33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(4A)(ii) Discovery Plus Contract.       Incorporated by reference to
                                        Post-Effective Amendment No. 9 to
                                        Form S-1, Registration Statement No.
                                        33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(4B)(i) Variable Appreciable Life       Incorporated by reference to
Insurance Contract with fixed death     Pre-Effective Amendment No. 1 to Form
benefit.                                S-6, Registration Statement No.
                                        33-20000, filed June 15, 1988, on
                                        behalf of The Prudential Variable
                                        Appreciable Account.

(4B)(ii) Variable Appreciable Life      Incorporated by reference to
Insurance Contract with variable        Pre-Effective Amendment No. 1 to Form
death benefit.                          S-6, Registration Statement No.
                                        33-20000, filed June 15, 1988, on
                                        behalf of The Prudential Variable
                                        Appreciable Account.

(4C)(i) Custom VAL Life Insurance       Incorporated by reference to Form
Contract with fixed death benefit.      S-6, Registration Statement No.
                                        33-25372, filed November 4, 1988, on
                                        behalf of The Prudential Variable
                                        Appreciable Account.

(4C)(ii) Custom VAL Life Insurance      Incorporated by reference to Form
Contract with variable death benefit.   S-6, Registration Statement No.
                                        33-25372, filed November 4, 1988, on
                                        behalf of The Prudential Variable
                                        Appreciable Account.

(5) Opinion and Consent of Clifford     Filed herewith.
E. Kirsch, Esq., as to the legality
of the securities being registered.

(10A) Investment Management Agreement   Incorporated by reference to
between The Prudential Insurance        Post-Effective Amendment No. 9 to
Company of America and The              Form S-1, Registration Statement No.
Prudential Variable Contract Real       33-20083, filed April 9, 1997 on
Property Partnership.                   behalf of The Prudential Variable
                                        Contract Real Property Account.

(10B) Service Agreement between The     Incorporated by reference to
Prudential Insurance Company of         Post-Effective Amendment No. 9 to
America and The Prudential              Form S-1, Registration Statement No.
Investment Corporation.                 33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(10C) Partnership Agreement of The      Incorporated by reference to
Prudential Variable Contract Real       Post-Effective Amendment No. 9 to
Property Partnership.                   Form S-1, Registration Statement No.
                                        33-20083, filed April 9, 1997 on
                                        behalf of The Prudential Variable
                                        Contract Real Property Account.

(22) Subsidiaries of The Prudential.    Incorporated by reference to
                                        Post-Effective Amendment No. 34 to
                                        Form N-1A, Registration Statement No.
                                        2-80896, filed April 24, 1998 on
                                        behalf of The Prudential Series Fund,
                                        Inc.

(23A) Written consent of                Filed herewith.
PricewaterhouseCoopers LLP,
independent accountants.

(23B) Written consent of Clifford E.    Incorporated by reference to
Kirsch, Esq.                            Exhibit (5) hereto.

(24) Powers of Attorney:

(A) F. Agnew, F. Becker, J. Cullen,     Incorporated by reference to
C. Davis, R. Enrico, A. Gilmour,        Post-Effective Amendment No. 10 to
W.Gray, III, J. Hanson, G. Hiner,       Form S-1, Registration No. 33-20083,
C. Horner, G. Kelley, B. Malkiel,       filed April 9, 1998 on behalf of The
A. Ryan, I. Schmertz, C. Sitter,        Prudential Variable Contract Real
D. Staheli, R.  Thomson, J. Unruh,      Property Account.
P. Vagelos, S. Van Ness, P. Volcker,
J. Williams

(B) G. Casellas                         Incorporated by reference to Form
                                        S-6, Registration No. 333-64957,
                                        filed September 30, 1998 on behalf of
                                        The Prudential Variable Appreciable
                                        Account.

(C) R. Carbone                          Incorporated by reference to
                                        Post-Effective Amendment No. 3 to
                                        Form N-4, Registration No. 333-23271,
                                        filed October 16, 1998 on behalf of
                                        The Prudential Discovery Select Group
                                        Variable Contract Account.

(D) A. Piszel                           Incorporated by reference to
                                        Post-effective Amendment No. 4 to
                                        form N-4, Registration No. 333-23271,
                                        filed February 23, 1999 on behalf of
                                        The Prudential Discovery Select Group
                                        Variable Contract Account.

(27) Financial Data Schedule            Filed herewith.

(b)  Financial Statement Schedules
     -----------------------------

Schedule III-Real Estate Owned by The   Filed herewith.
Prudential Variable Contract Real
Property Partnership.

Schedule IV-Mortgage Loans on Real      Not Applicable.
Estate for The Prudential Variable
Contract Real Property Partnership.

ITEM 17.  UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The undersigned Registrant hereby undertakes (a) to file any prospectuses required by Section 10(a) (3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, The Prudential Insurance Company of America has duly caused this Post-Effective Amendment No. 12 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 12th day of April, 1999.

                              THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                              In Respect

                              THE PRUDENTIAL
                              VARIABLE CONTRACT REAL PROPERTY ACCOUNT

                              By:  /s/ Esther H. Milnes
                                   ------------------------------------------
                                   Esther H. Milnes
                                   Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 12 to the Registration Statement has been signed below by the following Directors and Officers of The Prudential Insurance Company of America in the capacities indicated on this 12th day of April, 1999.

SIGNATURE AND TITLE
-------------------


/s/ *
--------------------------------------------
Arthur F. Ryan
Chairman of the Board, President, and Chief
Executive Officer

/s/ *
--------------------------------------------
Anthony S. Piszel
Vice President and Controller

/s/ *
--------------------------------------------
Richard J. Carbone
Chief Financial Officer

/s/ *
--------------------------------------------
Franklin E. Agnew
Director

/s/ *                                               *By:  /s/ Dodie C. Kent
--------------------------------------------              ----------------------
Frederic K. Becker                                        Dodie C. Kent
Director                                                  (Attorney-in-Fact)

/s/ *
--------------------------------------------
Gilbert F. Casellas
Director


/s/ *
--------------------------------------------
James G. Cullen
Director

/s/ *
--------------------------------------------
Carolyne K. Davis
Director

/s/ *
--------------------------------------------
Roger A. Enrico
Director

/s/*
----------------------------
Allan D. Gilmour
Director

/s/ *
----------------------------
William H. Gray, III
Director

/s/ *
----------------------------
Jon F. Hanson
Director

/s/ *
----------------------------
Glen H. Hiner, Jr.
Director

/s/ *
----------------------------
Constance J. Horner
Director

/s/ *
----------------------------
Gaynor N. Kelley
Director

/s/ *                                          *By:  /s/ Dodie C. Kent
----------------------------                         ---------------------------
Burton G. Malkiel                                    Dodie C. Kent
Director                                             (Attorney-in-Fact)

/s/*
----------------------------
Ida F.S. Schmertz
Director

/s/*
----------------------------
Charles R. Sitter
Director

/s/*
----------------------------
Donald L. Staheli
Director

/s/ *
----------------------------
Richard M. Thomson
Director

/s/ *
----------------------------
James A. Unruh
Director

/s/ *
----------------------------
P. Roy Vagelos, M.D.
Director

/s/ *
--------------------------------
Stanley C. Van Ness
Director

/s/ *                                           *By:  /s/ Dodie C. Kent
--------------------------------                -------------------------
Paul A. Volcker                                       Dodie C. Kent
Director                                              (Attorney-in-Fact)

/s/ *
--------------------------------
Joseph H. Williams
Director

                                 EXHIBIT INDEX


(a)  (5) Opinion and Consent of Clifford E. Kirsch, Esq. As to      Page II-9
     the legality of the securities being registered.


     (23A) Written consent of PricewaterhouseCoopers LLP,
     independent accountants.                                       Page II-10


(b)  Financial Statement Schedules
     ------------------------------

     Schedule III-Real Estate Owned by The                          Page II-11
     Prudential Variable Contract Real
     Property Partnership.

(27.2)  Financial Data Schedule for                                 Page II-13
        The Prudential Real Property
        Partnership.